Exhibit 4.13

AMENDMENT AND RESTATEMENT AGREEMENT dated as of December 15, 2011 (this “Agreement”), to the Credit Agreement dated as of January 12, 2007, as amended and restated as of July 15, 2010 (as in effect immediately prior to the Second Restatement Effective Date (as defined below), the “Original Credit Agreement”), among CGGVERITAS SERVICES HOLDING (U.S.) INC., a Delaware corporation (the “Borrower”), COMPAGNIE GÉNÉRALE DE GÉOPHYSIQUE-VERITAS, a société anonyme incorporated under the laws of France (registration number 969 202 241 RCS Paris) (“Parent”), the Lenders (as defined therein) and CREDIT SUISSE AG, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders.

WHEREAS, pursuant to the Original Credit Agreement, the Lenders have extended, and have agreed to extend, credit to the Borrower;

WHEREAS, the Borrower has requested that the Original Credit Agreement be amended and restated in the form attached hereto as Exhibit A (the “Restated Credit Agreement”) to, among other things, (a) modify the terms and conditions of the Original Credit Agreement to allow the Borrower to extend the final maturity of a portion of the Revolving Credit Commitments, (b) set forth the terms of the Revolving B Loans (as defined in the Restated Credit Agreement) and (c) modify certain covenants and other provisions set forth in the Original Credit Agreement; and

WHEREAS, upon the Second Restatement Effective Date, certain of the terms of the outstanding Revolving Credit Commitments of each Revolving Credit Lender that approves this Agreement and elects to convert its Revolving Credit Commitments and Revolving Loans (if any) into Revolving B Credit Commitments and Revolving B Loans by executing and delivering to the Administrative Agent (or its counsel), on or prior to 8:00 a.m., New York City time, on December 15, 2011, a signature page to this Agreement designating itself as an “Extending Revolving Credit Lender” (each Revolving Credit Lender that does not so designate itself being referred to herein as a “Non-Extending Revolving Credit Lender”) will be modified as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Defined Terms. For purposes of this Agreement, the following capitalized terms used but not defined in this Agreement shall have the meanings given them in the Original Credit Agreement: Finance Documents, Revolving Credit Commitment, Revolving Credit Lender and Security Documents. All other capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Restated Credit Agreement. The provisions of Section 1.02 of the Original Credit Agreement are hereby incorporated by reference herein, mutatis mutandis.

SECTION 2. Amendment and Restatement of the Original Credit Agreement. Effective on the Second Restatement Effective Date, the Original Credit Agreement is hereby amended and restated to read in its entirety as set forth in Exhibit A hereto. From and after the effectiveness of such amendment and restatement, the terms “Agreement”, “this Agreement”, “herein”, “hereinafter”, “hereto”, “hereof” and words of similar import, as used in the Restated Credit Agreement, shall, unless the context otherwise requires, refer to the Restated Credit Agreement, and the term “Credit Agreement”, as used in the other Finance Documents, shall mean the Restated Credit Agreement.

SECTION 3. Revolving Credit Commitments. Subject to the terms and conditions set forth herein and in the Restated Credit Agreement, as of the Second Restatement Effective Date, each Extending Revolving Credit Lender agrees that its Revolving Credit Commitments and outstanding Revolving Loans (if any) will be modified to become Revolving B Credit Commitments and Revolving B Loans of like outstanding principal amount. The Revolving Credit Commitments and Revolving Loans (if any) of each Non-Extending Revolving Credit Lender shall remain outstanding as Revolving A Credit Commitments and Revolving A Loans. The Interest Periods and Adjusted LIBO Rates in effect for the Revolving Borrowings (if any) immediately prior to the Second Restatement Effective Date shall remain in effect for the Revolving A Borrowings and the Revolving B Borrowings resulting from the effectiveness of this Agreement on the Second Restatement Effective Date, notwithstanding any contrary provision of Section 2.02 or 2.10 of the Original Credit Agreement or the Restated Credit Agreement, with only (i) the Applicable Percentage for the Revolving B Borrowings and Swingline Loans and (ii) the Commitment Fees and L/C Participation Fees applicable to Revolving B Credit Commitments changing as of, and with effect from and after, the Second Restatement Effective Date.

SECTION 4. Representations and Warranties. To induce the other parties hereto to enter into this Agreement, each of the Borrower and each other Obligor hereby represents and warrants to each of the Lenders, each Issuing Bank, the Administrative Agent and the Collateral Agent that, at the time of and after giving effect to this Agreement:

(a) This Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the Legal Reservations.

(b) the representations and warranties set forth in Article III of the Restated Credit Agreement and in each other Finance Document are true and correct in all material respects on and as of the Second Restatement Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; and

(c) no Default or Event of Default has occurred and is continuing.

SECTION 5. Extension Fees. The Borrower agrees to pay to the Administrative Agent, for the account of each Extending Revolving Credit Lender, a fee (the “Extension Fee”) in an amount equal to 0.75% of the aggregate amount of such Extending Revolving Credit Lender’s Revolving Credit Commitment as of the Second Restatement Effective Date. The Extension Fee shall be payable in immediately available funds on, and subject to the occurrence of, the Second Restatement Effective Date.

SECTION 6. Effectiveness. This Agreement shall become effective as of the date (the “Second Restatement Effective Date”) on which the following conditions shall be satisfied:

(a) the Administrative Agent shall have received counterparts of this Agreement that, when taken together, bear the signatures of the Borrower, Parent, each other Guarantor, the Majority Lenders and each Extending Revolving Credit Lender;

(b) the Administrative Agent shall have received, on behalf of itself, the Lenders and the Issuing Bank, favorable legal opinions of Linklaters LLP, counsel to the Borrower, under the laws of the State of New York, the State of Delaware and France, dated the Second Restatement Effective Date and in form and substance reasonably satisfactory to the Administrative Agent, and the Borrower hereby requests such counsel to deliver such opinions;

(c) all legal matters incident to this Agreement, the Borrowings and extensions of credit hereunder and under the other Finance Documents shall be reasonably satisfactory to the Administrative Agent, the Swingline Lender, each Issuing Bank and the Revolving Credit Lenders;

(d) the Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of Parent, each of the other Guarantors and the Borrower, certified as of a recent date by the Secretary of State of the state of its organization (or the reasonable equivalent thereof, in the case of Foreign Obligors) or certification that there has not been any material changes to such certificate or articles of incorporation since such documents were previously delivered to the Administrative Agent, and a certificate as to the good standing of Parent, each of the other Guarantors and the Borrower as of a recent date, from such Secretary of State (or the reasonable equivalent thereof, if any, in the case of Foreign Obligors); (ii) a certificate of the secretary, assistant secretary or other Responsible Officer of Parent, each of the other Guarantors and the Borrower dated the Second Restatement Effective Date and certifying (A) that attached thereto is a true and complete copy of the by-laws (or the reasonable equivalent thereof, in the case of Foreign Obligors) of Parent, such Guarantor or the Borrower, as applicable, as in effect on the Second Restatement Effective Date and at all times since a date prior to the date of the resolutions described in clause (B) below or certification that there has not been any material changes to such by-laws since such documents were previously delivered to the Administrative Agent, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of Parent, such Guarantor or the Borrower, as applicable, authorizing the execution, delivery and performance of the Finance Documents to which such person is a party and, in the case of the Borrower, the entry into of this Agreement and the borrowings under the Restated Credit Agreement, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation (or the reasonable equivalent thereof, in the case of Foreign Obligors) of Parent, such Guarantor or the Borrower, as applicable, have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above (if any), and (D) as to the incumbency and specimen signature of each Responsible Officer or other authorized agent and attorney-in-fact executing any Finance Document or any other document delivered in connection herewith on behalf of Parent, such Guarantor or the Borrower, as applicable; (iii) a certificate of another Responsible Officer as to the incumbency and specimen signature of the secretary, assistant secretary or other Responsible Officer executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Lenders or the Administrative Agent may reasonably request;

(e) the Administrative Agent shall have received a certificate, dated the Second Restatement Effective Date and signed by a Financial Officer of Parent and the Borrower, confirming (i) compliance with the conditions precedent set forth in paragraphs (b) and (c) of Article IV of the Restated Credit Agreement and (ii) that Parent and its Subsidiaries, on a consolidated basis after giving effect to the transactions contemplated hereby, are Solvent;

(f) the Administrative Agent shall have received all Fees and other amounts due and payable hereunder or under the Original Credit Agreement on or prior to the Second Restatement Effective Date, including the Extension Fees and, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by Parent or the Borrower hereunder or under any other Finance Document; and

(g) The Administrative Agent shall have received all documentation and other information reasonably requested by it that is required by regulatory authorizes under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

The Administrative Agent shall notify the Borrower and the Lenders of the Second Restatement Effective Date, and such notice shall be conclusive and binding.

SECTION 7. Additional Agreements. Within 60 days following the Second Restatement Effective Date (which period may be extended by the Collateral Agent in its sole discretion), the Borrower shall deliver to the Collateral Agent (i) amendments to each of the Mortgages duly executed by the parties thereto (collectively, the “Mortgage Amendments”) as are necessary to reflect the transactions contemplated hereby and by the Restated Credit Agreement, (ii) evidence reasonably satisfactory to the Collateral Agent of the recording of the Mortgage Amendments in the applicable recording offices or evidence that arrangements for such recording have been made and (iii) such other confirmations and/or endorsements that the Collateral Agent and the Borrower may agree, in each case in form and substance reasonably satisfactory to the Collateral Agent.

SECTION 8. Reaffirmation. The Borrower and each other Obligor, by its signature below, hereby (a) agrees that, notwithstanding the effectiveness of this Agreement or the Restated Credit Agreement, the Security Documents continue to be in full force and effect, (b) affirms and confirms its guarantee of the Obligations and the pledge of and/or grant of a security interest in its assets as Collateral pursuant to the Security Documents to secure such Obligations, all as provided in the Security Documents as originally executed, and acknowledges and agrees that such guarantee, pledge and grant continue in full force and effect in respect of, and to secure, such Obligations under the Restated Credit Agreement and the other Finance Documents, (c) confirms that any Security created by it under the Security Documents extends to the Obligations of the Obligors under the Finance Documents (including the Restated Credit Agreement), subject to any limitations set forth in the Security Documents, (d) affirms and confirms that the Security created under the Security Documents continues in full force and effect on the terms of the respective Security Documents notwithstanding the amendments to the Original Credit Agreement as contemplated by this Agreement or any other additions or amendments or novation, substitution or supplements of or to the Original Credit Agreement and the imposition of any amended, new or more onerous obligations under the Restated Credit Agreement in relation to the Obligors and (e) confirms that at the time each of the Security Documents was entered into, the Security created pursuant to that Security Document was intended to extend to the obligations of the Obligors under the Finance Documents as amended, amended and restated, novated, supplemented or extended from time to time.

SECTION 9. No Novation. Neither this Agreement nor the effectiveness of the Restated Credit Agreement shall extinguish the Obligations for the payment of money outstanding under the Original Credit Agreement or discharge or release the lien or priority of any Finance Document or any other security therefor or any guarantee thereof, and the liens and security interests existing immediately prior to the Second Restatement Effective Date in favor of the Collateral Agent for the benefit of the Secured Parties securing payment of the Obligations are in all respects continuing and in full force and effect with respect to all Obligations. Nothing herein contained including, for the avoidance of doubt, the conversion of a portion of the Revolving Credit Commitments into Revolving B Credit Commitments, shall be construed as a substitution or novation, or a payment and reborrowing, or a termination, of the Obligations outstanding under the Original Credit Agreement or instruments guaranteeing or securing the same, which shall remain in full force and effect, except as modified hereby (including by the Restated Credit Agreement) or by instruments executed concurrently herewith. Nothing expressed or implied in this Agreement, the Restated Credit Agreement or any other document contemplated hereby or thereby shall be construed as a release or other discharge of the Borrower under the Original Credit Agreement or the Borrower or any other Obligor under any Loan Document from any of its obligations and liabilities thereunder, and such obligations are in all respects continuing with only the terms being modified as provided in this Agreement and in the Restated Credit Agreement. The Original Credit Agreement and each of the other Finance Documents shall remain in full force and effect, until and except as modified hereby (including by the Restated Credit Agreement). This Agreement shall constitute a Finance Document for all purposes of the Original Credit Agreement and the Restated Credit Agreement. Each Guarantor (other than Parent) further agrees that nothing in the Restated Credit Agreement, this Agreement or any other Finance Document shall be deemed to require the consent of such Guarantor to any future amendment to the Restated Credit Agreement.

SECTION 10. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 11. Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 12. Headings. The headings of this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers as of the date and year first above written.

CGGVERITAS SERVICES HOLDING (U.S.) INC., as Borrower

by	/s/ Yves Goulard
Name: Yves Goulard
Title: Agent and Attorney in Fact

COMPAGNIE GÉNÉRALE DE GÉOPHYSIQUE-VERITAS, as Parent

by	/s/ Yves Goulard
Name: Yves Goulard
Title: Agent and Attorney in Fact

CGG MARINE RESOURCES NORGE AS, as Guarantor

by	/s/ Yves Goulard
Name: Yves Goulard
Title: Agent and Attorney in Fact

CGGVERITAS MARINE B.V., as Guarantor

by	/s/ Yves Goulard
Name: Yves Goulard
Title: Agent and Attorney in Fact

CGGVERITAS SERVICES HOLDING B.V., as Guarantor

by	/s/ Yves Goulard
Name: Yves Goulard
Title: Agent and Attorney in Fact

SERCEL AUSTRALIA PTY LIMITED, as Guarantor

by	/s/ Yves Goulard
Name: Yves Goulard
Title: Agent and Attorney in Fact

by	/s/ Yves Goulard
Name: Yves Goulard
Title: Agent and Attorney in Fact

SERCEL, INC., as Guarantor

by	/s/ Yves Goulard
Name: Yves Goulard
Title: Agent and Attorney in Fact

VERITAS INVESTMENTS INC., as Guarantor

by	/s/ Yves Goulard
Name: Yves Goulard
Title: Agent and Attorney in Fact

CGGVERITAS SERVICES (U.S.) INC. (including as successor by merger to VERITAS DGC ASIA PACIFIC LTD. and CGG AMERICAS INC.), as Guarantor

by	/s/ Yves Goulard
Name: Yves Goulard
Title: Agent and Attorney in Fact

VERITAS GEOPHYSICAL (MEXICO) LLC, as Guarantor

by	/s/ Yves Goulard
Name: Yves Goulard
Title: Agent and Attorney in Fact

ALITHEIA RESOURCES INC., as Guarantor

by	/s/ Yves Goulard
Name: Yves Goulard
Title: Agent and Attorney in Fact

CGGVERITAS LAND (U.S.) INC., as Guarantor

by	/s/ Yves Goulard
Name: Yves Goulard
Title: Agent and Attorney in Fact

VIKING MARITIME INC., as Guarantor

by	/s/ Yves Goulard
Name: Yves Goulard
Title: Agent and Attorney in Fact

CGG CANADA SERVICES LTD., as Guarantor

by	/s/ Yves Goulard
Name: Yves Goulard
Title: Agent and Attorney in Fact

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent and Collateral Agent

by	/s/ Robert Hetu
Name: Robert Hetu
Title: Managing Director

by	/s/ Kevin Buddhdew
Name: Kevin Buddhdew
Title: Associate

EXHIBIT A

CREDIT AGREEMENT

dated as of January 12, 2007,

as amended and restated as of July 15, 2010,

as further amended and restated as of December 15, 2011,

among

CGGVERITAS SERVICES HOLDING (U.S.) INC.,

COMPAGNIE GÉNÉRALE DE GÉOPHYSIQUE - VERITAS,

THE LENDERS PARTY HERETO

and

CREDIT SUISSE AG,

as Administrative Agent and Collateral Agent,

CREDIT SUISSE SECURITIES (USA) LLC,

as Sole Bookrunner and Sole Lead Arranger

[CS&M Ref. No. 5865-505]

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Table of Contents

(continued)

Table of Contents

(continued)

SCHEDULES

Schedule 1.01(a)	-	Existing Letters of Credit
Schedule 1.01(b)	-	Original Guarantors
Schedule 1.01(c)	-	Mortgaged Property
Schedule 1.01(d)	-	Existing Financial Indebtedness
Schedule 1.01(e)	-	Existing Security
Schedule 1.01(f)	-	Joint Ventures
Schedule 1.01(g)	-	Potential Disposals
Schedule 1.01(h)	-	Permitted Share Issues
Schedule 2.01	-	Lenders and Commitments
Schedule 3.26	-	Restrictions on Share Transfer

EXHIBITS

Exhibit A	-	Form of Administrative Questionnaire
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C	-	Form of Borrowing Request
Exhibit D	-	Guarantee Agreement
Exhibit E	-	Guarantee Agreement (Norway)
Exhibit F	-	Pledge and Security Agreement (Canada)
Exhibit G	-	Pledge and Security Agreement (U.S.)
Exhibit H	-	Intercreditor Agreement
Exhibit I	-	Form of Compliance Certificate

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CREDIT AGREEMENT dated as of January 12, 2007, as amended and restated as of July 15, 2010, and as further amended and restated as of December 15, 2011 (this “Agreement”), among CGGVERITAS SERVICES HOLDING (U.S.) INC., a Delaware corporation (the “Borrower”), COMPAGNIE GÉNÉRALE DE GÉOPHYSIQUE - VERITAS, a société anonyme incorporated under the laws of France (registration number 969 202 241 RCS Paris) (“Parent”), the Lenders (as defined in Article I) and CREDIT SUISSE AG, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders.

The Borrower, Parent, the Administrative Agent, the Collateral Agent and the Lenders party thereto previously entered into that certain Credit Agreement dated as of January 12, 2007, as amended and restated as of July 15, 2010 (as amended prior to the date hereof, the “Existing Credit Agreement”), under which (a) the Revolving Credit Lenders (as defined therein), agreed to extend credit in the form of Revolving Loans (as defined therein) to the Borrower at any time and from time to time prior to the Revolving Credit Maturity Date (as defined therein), in an aggregate principal amount at any time outstanding not in excess of $140,000,000, (b) the Swingline Lender (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article I) agreed to extend credit in the form of Swingline Loans to the Borrower at any time and from time to time prior to the Revolving Credit Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $25,000,000, and (c) the Issuing Banks agreed to issue Letters of Credit, in an aggregate face amount at any time outstanding not in excess of $75,000,000, to support obligations incurred in the ordinary course of business by the Borrower and the other Subsidiaries. The proceeds of the Revolving Loans and the Swingline Loans have been and are to be used solely for general corporate purposes of the Borrower and the other Subsidiaries.

Pursuant to the Amendment Agreement, the Borrower, the Majority Lenders (as defined in the Existing Credit Agreement) and the Revolving B Lenders have agreed to amend and restate the Existing Credit Agreement in the form hereof to, among other things, set forth the terms of the Revolving B Loans and make certain other amendments thereto. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Bank” shall mean (a) a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by S&P or Fitch Ratings Ltd. or A3 or higher by Moody’s or a comparable rating from an internationally recognized credit rating agency or (b) any other bank or financial institution approved by the Administrative Agent.

“Accepting Lenders” shall have the meaning assigned to such term in Section 9.18(a).

“Accounting Reference Date” shall mean December 31.

“Additional Guarantor” shall mean a company which becomes an Additional Guarantor in accordance with Section 5.20(d) and the terms of the Guarantee Agreement or the Norwegian Guarantee Agreement, as applicable.

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.

“Administrative Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affected Class” shall have the meaning assigned to such term in Section 9.18(a).

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.09, the term “Affiliate” shall also include any person that directly or indirectly owns 10% or more of any class of Equity Interests of the person specified or that is an officer or director of the person specified.

“Agreement Currency” shall have the meaning assigned to such term in Section 9.19(b).

“Aggregate Pro Rata Percentage” shall mean, with respect to any Revolving Lender at any time, the percentage of the aggregate amount of Revolving Credit Commitments as in effect at such time represented by such Revolving Lender’s Revolving Credit Commitment, in each case determined without regard to whether such Revolving Credit Commitments are Revolving A Credit Commitments or Revolving B Credit Commitments.

“Aggregate Revolving Credit Exposure” shall mean the aggregate amount of the Lenders’ Revolving Credit Exposures.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London time) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized vendor for the purpose of displaying such rates) on such day. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

“Amendment Agreement” shall mean the Amendment and Restatement Agreement dated as of the Second Restatement Effective Date among the Borrower, Parent, the other Obligors party thereto, the Administrative Agent and the Lenders party thereto.

“Annual Financial Statement” shall mean the financial statements for a Fiscal Year delivered pursuant to Section 5.01(a).

“Applicable Creditor” shall have the meaning assigned to such term in Section 9.19(b).

“Applicable Percentage” shall mean, for any day, (a) with respect to any Eurodollar Revolving A Loan, ABR Revolving A Loan or Commitment Fee in respect of any Revolving A Credit Commitment, as the case may be, the applicable percentage set forth in the table below under the caption “Eurodollar Spread (Revolving A Loans)”, “ABR Spread (Revolving A Loans)” or “Commitment Fee (Revolving A Credit Commitment)”, as the case may be, based upon the Corporate Ratings applicable on such date:

Corporate Ratings	Eurodollar Spread (Revolving A Loans)	ABR Spread (Revolving A Loans)	Commitment Fee (Revolving A Credit Commitment)
Category 3 BB+ or better by S&P and Ba1 or better by Moody’s	2.75%	1.75%	0.375%
Category 2 BB or better by S&P and Ba2 or better by Moody’s	3.00%	2.00%	0.50%
Category 1 All other Corporate Ratings	3.25%	2.25%	0.50%

provided that each change in the Applicable Percentage resulting from a change in the Corporate Ratings shall be effective with respect to all Loans and Letters of Credit outstanding on and after the date on which such change is first publicly announced by S&P or Moody’s, as applicable, until the date immediately preceding the next date on which any change in the Corporate Ratings that results in change in the Applicable Percentage is so announced. Notwithstanding the foregoing, the Corporate Ratings shall be deemed to be in Category 1 of each table above for purposes of determining the Applicable Percentage (a) at any time after the occurrence and during the continuance of an Event of Default and (b) at any time during which either S&P or Moody’s shall not have in effect the applicable Corporate Rating. If the rating system of S&P or Moody’s shall change, or if either such rating agency shall cease to be in the business of issuing corporate credit ratings, the Borrower, Parent and the Majority Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the non-availability of ratings from such rating agency and, pending the effectiveness of any such amendment, the rating of such rating agency shall be determined by reference to the rating most recently in effect from such rating agency prior to such change or cessation; or

(b) (i) with respect to any Eurodollar Revolving B Loan, 3.25% and (ii) with respect to any ABR Revolving B Loan, 2.25%.

“Arranger” shall mean Credit Suisse Securities (USA) LLC, in its capacity as sole lead arranger of the Facilities.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“Auditors” shall mean the external auditors of Parent.

“Authorization” shall mean an authorization, consent, approval, resolution, license, exemption, filing, notarization or registration.

“Available Amount” shall mean, as of October 1, 2011, $0, which amount shall be (a) increased, on the date of delivery in any Fiscal Year of the Compliance Certificate required by Section 5.02 setting forth the calculation of Excess Cash Flow for the preceding Fiscal Year by an amount equal to 50% of the amount of such Excess Cash Flow, (b) increased, on the date of receipt by Parent, the Borrower or any other Obligor of the Net Cash

Proceeds of any Equity Issuance, by an amount equal to the amount of such Net Cash Proceeds and (c) reduced at the time any Permitted Acquisition, Permitted Investment, Permitted Loan or Restricted Payment is made pursuant to Section 6.05, 6.06(b), 6.10(b) or 6.12(b)(viii) with an amount attributable to the Available Amount, by the portion thereof so utilized.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.01.

“Borrowing” shall mean (a) Loans (other than Swingline Loans) of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” shall mean investments made in multi-client surveys as such item appears in the consolidated accounts “Document de Référence” plus purchase of tangible and intangibles or property, plant and equipment as the case may be plus equipment acquired under capital lease (other than charters of seismic vessels), but excluding in each case any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under IFRS, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with IFRS.

“Cash” shall mean, at any time, cash at banks (including short-term deposits) denominated in any currency and credited to an account in the name of one or more members of the Group with a bank and to which such member or members of the Group are alone beneficially entitled and provided that (a) such cash is repayable on demand with or without penalty (except where cash is repayable with a penalty, such penalty shall be taken into account in determining the amount of such cash), (b) repayment of such cash is not contingent on the prior discharge of any other indebtedness of any Group member or of any other person whatsoever or on the satisfaction of any other condition and (c) such cash is freely transferable to an Obligor.

“Cash Equivalent Investments” shall mean at any time (a) certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank, (b) any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security, (c) commercial paper not convertible or exchangeable to any other security: (i) for which a recognized trading market exists; (ii) issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State; (iii) which matures within one year after the relevant date of calculation and (iv) which has a credit rating of either A-1 or higher by S&P or Fitch Ratings Ltd. or P-1 or higher by Moody’s, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating, (d) sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialized equivalent), (e) any investment accessible within 30 days in money market funds which have a credit rating of either A-1 or higher by S&P or Fitch Rating Ltd. or P-1 or higher by Moody’s and which invest substantially all their assets in securities of the types described in clauses (a) through (d) above, (f) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing or (g) any other debt security approved by the Majority Lenders, in each case, to which any member of the Group is beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than one arising under the Security Documents).

“CGG Services Holding Project” shall mean the reorganization of the Group’s services business, including by means of the transfer of Equity Interests of the relevant members of the Group from Parent to CGGVeritas Services Holding BV.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Second Restatement Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Government Authority after the Second Restatement Effective Date or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Government Authority made or issued after the Second Restatement Effective Date; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

A “Change of Control” shall be deemed to have occurred upon the occurrence of any of the following: (a) the sale, lease, transfer, conveyance or other disposition (other than by merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Parent and its Subsidiaries, taken as a whole, (b) the adoption, by shareholders of Parent, of a voluntary plan relating to the liquidation or dissolution of Parent, (c) the consummation of any transaction (including any merger or consolidation) the result of which is that any person, or persons acting in concert, becomes the beneficial owner, directly or indirectly through one or more intermediaries, of more than 35% of the voting power of the outstanding voting shares of Parent, (d) the first day on which more than a majority of the members of the board of directors of Parent are not Continuing Directors or (e) the Borrower ceases to be a wholly owned subsidiary of Parent.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving A Loans, Revolving B Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving A Credit Commitment, Revolving B Credit Commitment or Swingline Commitment.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties.

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Credit Commitment or Swingline Commitment.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Compliance Certificate” shall mean a certificate substantially in the form set out in Exhibit I.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of Parent dated December 2006.

“Continuing Directors” shall mean, as of any date of determination, any member of the board of directors of Parent who (a) was a member of the board of directors of Parent on the Second Restatement Effective Date or (b) was nominated for election to the board of directors of Parent with the approval of, or whose election to the board of directors of Parent was ratified by, at least a majority of the members of the board of directors of Parent who were members of the board of directors of Parent on the Second Restatement Effective Date or who were so elected to the board of directors of Parent thereafter.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Corporate Ratings” shall mean the corporate rating of Parent by S&P and the corporate family rating of Parent by Moody’s.

“Credit Event” shall have the meaning assigned to such term in Article IV.

“Current Assets” shall mean, at any time, the consolidated current assets (other than Cash and Cash Equivalent Investments) of Parent and the Subsidiaries.

“Current Liabilities” shall mean, at any time, the consolidated current liabilities of Parent and the Subsidiaries at such time, but excluding, without duplication, (a) the current portion of any long-term Indebtedness and (b) outstanding Revolving Loans and Swingline Loans and outstanding loans under the French Revolving Facility.

“Default” shall mean an Event of Default or any event or circumstance specified in Article VII which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” shall mean any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Revolving Loans or participations in Letters of Credit or Swingline Loans (together, the “funding obligations”) within three Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its funding obligations hereunder, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian or similar entity appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian or similar entity appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time prior to the first anniversary of the Latest Revolving Credit Maturity Date in effect at the time of issuance of such Equity Interest, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the first anniversary of the Latest Revolving Credit Maturity Date in effect at the time of issuance of such Equity Interest.

“dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiaries” shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“EBITDA” shall mean operating income (loss) of Parent and the Subsidiaries determined on a consolidated basis in accordance with IFRS, excluding non-recurring revenues (expenses) plus depreciation, amortization, additions (deductions) to valuation allowances of assets and dividends received from companies accounted for by Parent under the equity method (it being understood that EBITDA is referred to as “ORBDA” in the public filings and releases of Parent).

“Environmental Claim” shall mean any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” shall mean any applicable law or regulation which relates to (a) the pollution or protection of the environment, (b) harm to or the protection of human health, (c) the conditions of the workplace or (d) any emission or substance capable of causing harm to any living organism or the environment.

“Environmental Permits” shall mean any permit or other Authorization and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“Equity Issuance” shall mean any issuance or sale by Parent, the Borrower or any of their respective subsidiaries of any Equity Interests of Parent, the Borrower or any such subsidiary, as applicable, except in each case for (a) any issuance or sale to Parent, the Borrower or any Subsidiary and (b) any issuance of directors’ qualifying shares.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any U.S. Group Member, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, (c) the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by any U.S. Group Member or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of any U.S. Group Member or any of its ERISA Affiliates from any Plan or Multiemployer Plan, (e) a determination that any Plan is, or is expected to be, in “at-risk” status (within the meaning of Title IV of ERISA), (f) the receipt by any U.S. Group Member or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, (h) the receipt by any U.S. Group Member or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from any U.S. Group Member or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or in endangered or critical status within the meaning of Section 305 of ERISA, (i) the occurrence of a “prohibited transaction” with respect to which any U.S. Group Member or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which any U.S. Group Member or any such Subsidiary could otherwise be liable or (j) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Borrower or any Subsidiary.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” shall mean any event or circumstance specified as such in Article VII.

“Excess Cash Flow” shall mean, for any Fiscal Year of Parent, the excess of (a) the sum, without duplication, of (i) EBITDA for such Fiscal Year and (ii) reductions to noncash working capital of Parent and the Subsidiaries for such Fiscal Year (i.e., the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such Fiscal Year) over (b) the sum, without duplication, of (i) the amount of any Taxes payable in cash by Parent and the Subsidiaries with respect to such Fiscal Year, (ii) Total Interest Costs for such Fiscal Year paid in cash, (iii) Capital Expenditures during such Fiscal Year, except to the extent financed with the proceeds of Financial Indebtedness, Equity Issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in EBITDA, (iv) permanent repayments of Financial Indebtedness made in cash by Parent and the Subsidiaries during such Fiscal Year, but only to the extent that the Financial Indebtedness so prepaid by its terms cannot be reborrowed or redrawn and such prepayments do not occur in connection with a refinancing of all or any portion of such Financial Indebtedness, (v) without duplication of amounts reflected in Total Interest Costs for such Fiscal Year, all cash payments made pursuant to Treasury Transactions during such Fiscal Year, (vi) the portion of any Permitted Acquisitions made in cash by Parent and the Subsidiaries during such Fiscal Year (except to the extent amounts used to fund the same were attributable to the Available Amount), (vii) the portion of any Restricted Payments made in cash in accordance with Section 6.12 by Parent and the Subsidiaries during such Fiscal Year (except to the extent amounts used to fund the same were attributable to the Available Amount) and (viii) additions to noncash working capital of Parent and the Subsidiaries for such Fiscal Year (i.e., the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such Fiscal Year).

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder or any other Finance Document, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.21(a)), any U.S. Federal withholding tax that is imposed on amounts payable to such Lender pursuant to any law in effect on the date on which such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.20(a), (d) any Taxes attributable to a Lender’s failure or inability to comply with the documentation requirements set forth in Section 2.20(f) or failure to notify the Borrower that any information previously provided in complying with such requirements is or has become incorrect and (e) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing 2016 Bond Indenture” shall mean the indenture dated June 9, 2009, among Parent, as issuer, certain of its Affiliates, as guarantors, and The Bank of New York Mellon Trust Company, as trustee, pursuant to which the Existing 2016 Bonds were issued.

“Existing 2016 Bonds” shall mean the existing 9 1/2% Senior Notes due 2016 of Parent.

“Existing 2017 Bond Indenture” shall mean the indenture dated February 9, 2007, among Parent, as issuer, certain of its Affiliates, as guarantors, and The Bank of New York Trust Company, as trustee, pursuant to which the Existing 2017 Bonds were issued.

“Existing 2017 Bonds” shall mean the existing 7 3/4% Senior Notes due 2017 of Parent.

“Existing 2021 Bond Indenture” shall mean the indenture dated May 31, 2011, among Parent, as issuer, certain of its Affiliates, as guarantors, and The Bank of New York Mellon, as trustee, pursuant to which the Existing 2021 Bonds were issued.

“Existing 2021 Bonds” shall mean the existing 6 1/2% Senior Notes due 2021 of Parent.

“Existing Credit Agreement” shall have the meaning ascribed to such term in the introductory statements of this Agreement.

“Existing Letter of Credit” shall mean each Letter of Credit previously issued for the account of the Borrower that (a) is outstanding on the Second Restatement Effective Date and (b) is listed on Schedule 1.01(a).

“Extending Revolving Credit Lender” shall have the meaning assigned to such term in the Amendment Agreement.

“Facilities” shall mean the revolving credit, swingline and letter of credit facilities provided for by this Agreement.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date hereof and any regulations or official interpretations thereto.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the agent fee letter dated December 1, 2011, between the Borrower and the Administrative Agent, and any other agreement entered into in connection with the Facilities, setting out any of the fees referred to in Section 2.05.

“Fees” shall mean the Commitment Fees, the Administrative Agent Fees, the L/C Participation Fees and the Issuing Bank Fees.

“Finance Document” shall mean this Agreement, the Amendment Agreement, the Letters of Credit, any Compliance Certificate, any Fee Letter, any Security Document, any Borrowing Request, any Loan Modification Agreement, the Intercreditor Agreement, the promissory notes, if any, executed and delivered pursuant to Section 2.04(e) and any other document designated as a “Finance Document” by the Administrative Agent and Parent.

“Finance Party” shall mean the Administrative Agent, the Collateral Agent, the Arranger or a Lender.

“Financial Indebtedness” shall mean any indebtedness for or in respect of: (a) moneys borrowed, (b) any amount raised by acceptance under any acceptance credit facility, (c) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures or any similar instrument, (d) the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease, (e) receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis), (f) any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing, (g) any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account), (h) any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution, (i) all obligations issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business) and (j) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in clauses (a) to (i) above; provided that any indebtedness for or in respect of any Permitted Guarantee shall not constitute “Financial Indebtedness” hereunder to the extent such indebtedness is not due and payable.

“Financial Officer” of any person shall mean the chief financial officer, deputy chief financial officer, principal accounting officer, treasurer or controller of such person or, in the case of a Foreign Obligor without any of the aforementioned officers, a director or officer of such person reasonably satisfactory to the Administrative Agent.

“Financial Quarter” shall mean the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Fiscal Year” shall mean a calendar year ending on December 31.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Obligor” shall mean any Obligor that is not a U.S. Person.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“French GAAP” shall mean generally accepted accounting principles in France, applied on a consistent basis.

“French Revolving Facility” shall mean the credit facility made available to Parent pursuant to the French Revolving Facility Agreement in an aggregate principal amount not to exceed $200,000,000 (or its equivalent in another currency or currencies).

“French Revolving Facility Agreement” shall mean the Revolving Credit Agreement dated as of February 7, 2007, among Parent, the lenders party thereto, Natixis, as facility agent, and Credit Suisse AG (formerly known as Credit Suisse), as collateral agent.

“French Revolving Facility Security Documents” shall mean all security documents entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors in connection with the French Revolving Facility Agreement.

“Government Authority” shall mean the government of France, the United States or any other nation, or any state, regional or local political subdivision or department thereof, and any other governmental or regulatory agency, authority, body, commission, central bank, board, bureau, organ, court, instrumentality or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, in each case whether federal, state, local or foreign (including supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(j).

“Group” shall mean Parent and its Subsidiaries.

“Group Restructuring” shall mean the reorganization of the Group, including the transfer within the Group of Equity Interests of Domestic Subsidiaries and Foreign Subsidiaries.

“Guarantee Agreement” shall mean the Guarantee Agreement, dated as of the Original Closing Date and attached as Exhibit D, among Parent, the Borrower, the other Subsidiaries party thereto and the Collateral Agent for the benefit of the Secured Parties.

“Guarantor” shall mean an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with the terms of the Guarantee Agreement or the Norwegian Guarantee Agreement, as applicable.

“Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“IFRS” shall mean International Financial Reporting Standards issued by the International Accounting Standards Board and adopted by the European Union, applied on a consistent basis.

“Indemnified Taxes” shall mean (a) Taxes other than Excluded Taxes, and (b) Other Taxes.

“Information” shall have the meaning assigned to such term in Section 9.16.

“Intellectual Property” shall mean (a) any patents, trademarks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, confidential information, know-how and other intellectual property rights and interests, whether registered or unregistered, and (b) the benefit of all applications and rights to use such assets of each member of the Group.

“Intercreditor Agreement” shall mean the Intercreditor Agreement dated as of Original Closing Date, and attached as Exhibit H, between, among others, the Obligors and Credit Suisse AG, as collateral agent for the French First Lien Lenders and as collateral agent for the U.S. First Lien Lenders (each as defined therein).

“Interest Payment Date” shall mean (a) with respect to any ABR Loan (including any Swingline Loan), the last Business Day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months (and, if available to all of the applicable Lenders, 9 or 12 months) thereafter, as the Borrower may elect; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (c) no Interest Period for any Loan shall extend beyond the maturity date of such Loan. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” shall mean, as the context may require, (a) Credit Suisse AG, acting through any of its Affiliates or branches, in its capacity as the issuer of Letters of Credit hereunder, (b) with respect to each Existing Letter of Credit, the Lender that issued such Existing Letter of Credit and (c) any other Lender that has or may become an Issuing Bank pursuant to Section 2.23(i) or 2.23(k), with respect to Letters of Credit issued by such Lender. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.05(c).

“Joint Venture” shall mean any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“Judgment Currency” shall have the meaning assigned to such term in Section 9.19(b).

“Latest Revolving Credit Maturity Date” shall mean, at any date of determination, the latest maturity date applicable to any Revolving Loans or Revolving Credit Commitment hereunder at such time, in each case as extended in accordance with this Agreement from time to time.

“L/C Commitment” shall mean the commitment of the Issuing Banks to issue Letters of Credit pursuant to Section 2.23.

“L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate principal amount of all L/C Disbursements that have not yet been reimbursed at such time. Prior to the Revolving A Credit Maturity Date, the outstanding L/C Exposure shall be allocated ratably between the Revolving A Credit Commitments and the Revolving B Credit Commitments and, thereafter, shall be allocated entirely to the Revolving B Credit Commitments. The L/C Exposure of any

Lender at any time shall equal its Revolving A Pro Rata Percentage or Revolving B Pro Rata Percentage, as the case may be, of the aggregate L/C Exposure at such time allocated to the applicable Class of Revolving Credit Commitments.

“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“Legal Reservations” shall mean (a) the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganization and other laws generally affecting the rights of creditors, (b) the time barring of claims under any statute of limitations and defenses of set-off or counterclaim and (c) similar principles, rights and defenses under the laws of any Relevant Jurisdiction.

“Lenders” shall mean (a) the persons listed on Schedule 2.01 and (b) any person that has become a party hereto pursuant to an Assignment and Acceptance (other than, in the case of clauses (a) and (b), any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance). Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.

“Letter of Credit” shall mean any Letter of Credit issued under Section 2.23 (which Letters of Credit, in the case of Credit Suisse AG (or any of its branches or affiliates) as Issuing Bank, shall be limited to standby letters of credit (and shall not include any trade letter of credit)) and any Existing Letter of Credit.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period; provided, further that notwithstanding the foregoing, at no time shall the LIBO Rate be less than 1.50%.

“Loan Modification Agreement” shall mean a Loan Modification Agreement in form and substance reasonably satisfactory to the Administrative Agent, Parent, the Borrower and one or more Accepting Lenders.

“Loan Modification Offer” shall have the meaning assigned to such term in Section 9.18(a).

“Loans” shall mean the Revolving Loans and the Swingline Loans.

“Majority Lenders” shall mean, at any time, Lenders having Loans (excluding Swingline Loans), L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments representing more than 50% of the sum of all Loans outstanding (excluding Swingline Loans), L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments at such time; provided that the Revolving Loans, L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments of any Defaulting Lender shall be disregarded in the determination of the Majority Lenders at any time. For the avoidance of doubt, Revolving Credit Commitments that have expired or been terminated in accordance with the terms of this Agreement shall be disregarded in the determination of the Majority Lenders at any time.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Massy Sale” shall mean the sale by Parent of its former headquarters in Massy, France.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Group taken as a whole, (b) the ability of the Obligors, taken as a whole, to perform their obligations under the Finance Documents or (c) the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

“Material Subsidiary” shall mean, at any time, a Subsidiary whose total assets, revenues and/or EBITDA then equal or exceed, individually, 10% (or, solely for purposes of Section 5.20(d), 5%) of the total assets, revenues and/or EBITDA of the Group; provided that if at any time the total assets, revenues and/or EBITDA of such individual Material Subsidiaries do not equal or exceed 85% of the total assets, revenues and/or EBITDA of the Group, Parent shall designate additional Subsidiaries as Material Subsidiaries such that the total assets, revenues and/or EBITDA of all Material Subsidiaries, collectively, equal or exceed 85% of the total assets, revenues and/or EBITDA of the Group. For purposes of this definition (a) the consolidated total assets, revenues and/or EBITDA of a Subsidiary will be determined from its financial statements upon which the latest audited financial statements of the Group have been based, (b) if a Subsidiary becomes a member of the Group after the date on which the latest audited financial statements of the Group have been prepared, the consolidated total assets, revenues and/or EBITDA of that Subsidiary will be determined from its latest financial statements, (c) the consolidated total assets, revenues and/or EBITDA of the Group will be determined from its latest audited financial statements, adjusted (where appropriate) to reflect the total assets, revenues and/or EBITDA of any company or business subsequently acquired or disposed of and (d) if a Material Subsidiary disposes of all or substantially all of its assets to another Subsidiary, it will immediately cease to be a Material Subsidiary and the other Subsidiary (if it is not already) will immediately become a Material Subsidiary; and the subsequent financial statements of those Subsidiaries and the Group will be used to determine whether those Subsidiaries are Material Subsidiaries or not. If there is a dispute as to whether or not a company is a Material Subsidiary, a certificate of the Auditors will be, in the absence of manifest error, conclusive.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgaged Properties” shall mean, initially, the owned real properties and leasehold and subleasehold interests of the Obligors specified on Schedule 1.01(c), and shall include each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.20.

“Mortgages” shall mean the mortgages (including vessel mortgages), deeds of trust, leasehold mortgages, assignments of leases and rents, modifications and other security documents delivered pursuant to clause (i) of Section 4.02(h) of the Original Credit Agreement or pursuant to Section 5.20, each in form and substance reasonably satisfactory to the Collateral Agent.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean, with respect to any Equity Issuance, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith.

“Non-Extending Revolving Credit Lender” shall have the meaning assigned to such term in the Amendment Agreement.

“Norwegian Guarantee Agreement” shall mean the Guarantee Agreement (Norway) dated as of the Original Closing Date and attached as Exhibit E, between CGG Marine Resources Norge AS and the Collateral Agent for the benefit of the Secured Parties.

“Not Otherwise Applied” shall mean, with reference to any amount of the Available Amount that is proposed to be applied to a particular use or transaction, that such amount has not previously been (and is not simultaneously being) applied to anything other than that such particular use or transaction.

“Obligations” shall mean all obligations defined as “Obligations” or “Secured Obligations”, as applicable, in the Guarantee Agreement and the other Security Documents.

“Obligors” shall mean the Borrower and the Guarantors.

“Original Closing Date” shall mean January 12, 2007.

“Original Credit Agreement” shall mean the Credit Agreement dated as of January 12, 2007, by and among the Borrower, Parent, the Lenders, the Administrative Agent and the Collateral Agent (without giving effect to clause (iv) of Section 1.02 hereof).

“Original Financial Statements” shall mean (a) IFRS audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Parent for the 2008, 2009 and 2010 Fiscal Years; and (b) (i) IFRS unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Parent for each subsequent fiscal quarter of Parent ended 45 days before the Second Restatement Effective Date, which financial statements shall not be materially inconsistent with the financial statements or forecasts previously provided to the Administrative Agent and (ii) statements showing (x) the ratio of (A) EBITDA to (B) Total Interest Costs and (y) the Total Leverage Ratio, in each case, measured quarterly on a rolling 12 month basis; and (c) in relation to any other Obligor, its audited financial statements delivered to the Administrative Agent as required by Section 5.01.

“Original Guarantor” shall mean a company listed as an original guarantor on Schedule 1.01(b).

“Original Obligors” shall mean the Borrower and the Original Guarantors.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Finance Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Finance Document.

“Participant Register” shall have the meaning assigned to such term in Section 9.04(g).

“Participating Member State” shall mean any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Acquisition” shall mean (a) an acquisition by way of merger provided that the merger is permitted under clause (b) of the definition of Permitted Merger; (b) the acquisition of, or investment in, any share or interest in the entities set forth on Schedule 1.01(f), in each case pursuant to the joint venture agreement applicable thereto, as in effect on the Second Restatement Effective Date or as amended, restated, supplemented or otherwise modified from time to time in a manner not materially adverse to the Lenders; (c) the acquisition by a member of the Group of any share, interest or asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances constituting a Permitted Disposal; (d) the acquisition by a member of the Group of Cash Equivalent Investments; (e) an acquisition by a member of the Group to which the Administrative Agent (on the instructions of the Majority Lenders) shall have given prior written consent; (f) the receipt by a member of the Group of any non-cash consideration from a Qualifying Business Disposal; (g) any acquisition of Equity Interests pursuant to clause (d) of the definition of Permitted Share Issue; (h) an acquisition that is a Qualifying Acquisition; or (i) the receipt of equity, joint venture interests or other consideration pursuant to clause (d) of the definition of “Permitted Disposal”.

“Permitted Amendments” shall have the meaning assigned to such term in Section 9.18(c).

“Permitted Disposal” shall mean any sale, lease, transfer or other disposal (a) (i) made in the ordinary course of business of the disposing entity or (ii) or series of related sales, transfers or other dispositions, in each case having a value not in excess of $1,500,000; (b) of access to multi-client data libraries owned by any member of the Group, but not including the sale, lease, transfer or other disposal of the ownership interests therein; (c) of assets in exchange for other assets having reasonably equivalent fair market value; (d) of (i) the seismic vessel “Amadeus” (together with any streamers used in connection therewith) in exchange for equity, joint venture interests or other consideration, and (ii) up to three other seismic vessels (together with any streamers used in connection therewith) in exchange for equity, joint venture interests or other consideration; (e) made by (i) an Obligor to another Obligor or (ii) a non-Obligor to another non-Obligor or (iii) a non-Obligor to an Obligor; (f) constituting the creation of any Permitted Security; (g) to which the Administrative Agent (on the instructions of the Majority Lenders) shall have given prior written consent; (h) of any other assets of the Group where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for all other sales, leases, transfers or other disposals by the Group pursuant to this clause (h)) in any Fiscal Year does not exceed the greater of (i) $200,000,000 (or its equivalent in another currency or currencies) and (ii) 3.5% of the total assets of the Group; (i) of surplus, obsolete or worn out equipment; (j) of notes or accounts receivable that, in order to resolve disputes that occur in the ordinary course of business, an Obligor may discount or otherwise compromise for less than the face value thereof; (k) of Cash or Cash Equivalent Investments; (l) of Equity Interests by an Obligor in any of its Subsidiaries in order to qualify members of the board of directors (or similar governing body) of the Subsidiary, if required by applicable law; (m) of those assets and/or Equity Interests set forth on Schedule 1.01(g); (n) in connection with the Massy Sale; (o) of the Equity Interests of Sercel Holding (including by way of a spin-off or initial public offering thereof); provided that such transaction results in a release of the relevant Sercel Companies (w) as guarantors of the Existing 2016 Bonds pursuant to Section 10.04 of the Existing 2016 Bond Indenture, (x) as guarantors of the Existing 2017 Bonds pursuant to Section 10.04 of the Existing 2017 Bond Indenture, (y) as guarantors of the Existing 2021 Bonds pursuant to Section 10.04 of the Existing 2021 Bond Indenture and (z) as Guarantors hereunder, and provided further that, in the case of a spin-off, such transaction satisfies the requirements of Section 6.12(b); (p) of assets and/or Equity Interests (including intercompany notes) pursuant to the CGG Services Holding Project and the Group Restructuring; (q) constituting a Qualifying Business Disposal; or (r) pursuant to clause (d) of the definition of Permitted Share Issue.

“Permitted Financial Indebtedness” shall mean (a) any Financial Indebtedness arising under any Finance Document; (b) any Financial Indebtedness arising under the French Revolving Facility; (c) any Permitted Guarantee; (d) any Financial Indebtedness permitted under Section 6.16; (e) any Financial Indebtedness arising under or as a result of a Permitted Investment; provided that the amount of such Financial Indebtedness incurred after the Second Restatement Effective Date, together with any Permitted Refinancing Indebtedness in respect thereof, that is recourse to Parent or any Subsidiary shall not at any one time outstanding exceed $250,000,000 (or its equivalent in another currency or currencies) less the total amount of Permitted Guarantees issued pursuant to clause (f) of the definition thereof; (f) any Financial Indebtedness incurred by a member of the Group to which the Administrative Agent (on the instructions of the Majority Lenders) shall have given prior written consent; (g) any Financial Indebtedness arising under or as a result of (i) a finance or capital lease, or purchase money Financial Indebtedness incurred by Parent or any Subsidiary prior to or within 270 days after the acquisition, lease or improvement of an asset permitted under this Agreement in order to finance such acquisition or improvement, the aggregate principal amount of which when aggregated with the Financial Indebtedness under each other finance or capital lease or purchase money Financial Indebtedness entered into by members of the Group after the Second Restatement Effective Date (together with any Permitted Refinancing Indebtedness in respect of any of the foregoing) does not at any one time exceed $250,000,000 (or its equivalent in another currency or currencies); or (ii) any vessel charter being treated as a finance or capital lease under IFRS; (h) the Existing 2016 Bonds, the Existing 2017 Bonds and the Existing 2021 Bonds; (i) any Financial Indebtedness listed on Schedule 1.01(d); (j) any Financial Indebtedness incurred by any Obligor after the Second Restatement Effective Date not falling within clauses (a) to (i) above, the aggregate outstanding principal amount of which does not at any one time (together with any Permitted Refinancing Indebtedness in respect thereof) exceed the greater of (i) $350,000,000 (or its equivalent in another currency or currencies) and (i) 5% of the total assets of the Group, in each case less the total amount of Permitted Guarantees issued in favor of non-Obligors pursuant to clause (d) of the definition thereof; (k) any Permitted Refinancing Indebtedness; (l) any Permitted Loan falling within clause (b) of the definition of Permitted Loan; (m) any Financial Indebtedness incurred to finance a Permitted Acquisition; provided that (i) after giving effect to the incurrence of any such Financial Indebtedness under this clause (m) and the proposed use of proceeds thereof (A) no Default or Event of Default shall have occurred and be continuing and (B) the Total Leverage Ratio calculated on a pro forma basis for the most recently ended Relevant Period would not exceed 2.50 to 1.00, and (ii) such Financial Indebtedness is pari passu with or junior to the Financial Indebtedness hereunder in right of payment; (n) any unsecured Financial Indebtedness; provided that (i) after giving effect to the incurrence of any such Financial Indebtedness under this clause (n) and the proposed use of proceeds thereof (A) no Default or Event of Default shall have occurred and be continuing and (B) the Total Leverage Ratio calculated on a pro forma basis for the most recently ended Relevant Period would not exceed 2.50 to 1.00, and (ii) any such Financial Indebtedness incurred under this clause (n) (w) matures (or becomes mandatorily redeemable at the option of the holder thereof) no earlier than six months after the Latest Revolving Credit Maturity Date in effect at the time of incurrence of such Financial Indebtedness, (x) requires no scheduled payment of principal (or other scheduled payment constituting a return of capital) prior to its maturity, (y) does not require Parent, the Borrower or any Subsidiary to maintain any specified financial condition (other than as a condition to the taking of certain actions) and (z) contains other provisions that are reasonably satisfactory to the Administrative Agent; (o) Financial Indebtedness of a Subsidiary acquired after the Second Restatement Effective Date or a person merged into or consolidated with the Borrower or any Subsidiary after the Second Restatement Effective Date and Financial Indebtedness assumed in connection with the acquisition of assets, which Financial Indebtedness in each case, exists at the time of such acquisition, merger or consolidation and is not created in contemplation of such event and where such acquisition, merger or consolidation is permitted by this Agreement, in an aggregate outstanding principal amount for all Financial Indebtedness under this clause (o) (together with any Permitted Refinancing Indebtedness in respect thereof) not to exceed $300,000,000 (or its equivalent in another currency or currencies) at any one time; or (p) any Financial Indebtedness not falling within clauses (a) to (o) above and incurred by any members of the Group that are not Obligors after the Second Restatement Effective Date, the aggregate outstanding principal amount of which does not (together with any Permitted Refinancing Indebtedness in respect thereof) at any one time exceed the greater of (i) $350,000,000 (or its equivalent in another currency or currencies) and (ii) 5% of the total assets of the Group, in each case less the total amount of Permitted Guarantees issued pursuant to clause (g) of the definition thereof.

“Permitted Guarantee” shall mean (a) any guarantee arising under the Finance Documents; (b) any guarantee arising under the French Revolving Facility, the Existing 2016 Bonds, the Existing 2017 Bonds, the Existing 2021 Bonds, Permitted Financial Indebtedness incurred under clause (m) of the definition thereof or any Permitted Refinancing Indebtedness in respect thereof; (c) any guarantee issued by a member of the Group in the ordinary course of business and not in respect of Financial Indebtedness, including for the avoidance of doubt, any guarantee given to ship-managers or ship-owners in relation to vessel charter contracts in the ordinary course of business; (d) any guarantee issued by a member of the Group in respect of the Financial Indebtedness of another member of the Group; provided that the aggregate outstanding amount of guarantees issued after the Second Restatement Effective Date by Obligors in respect of Financial Indebtedness of members of the Group that are not Obligors shall not exceed at any one time the greater of (i) $350,000,000 (or its equivalent in another currency or currencies) and (ii) 5% of the total assets of the Group, in each case less the total amount of Permitted Financial Indebtedness incurred under clause (j) of the definition thereof; (e) any guarantee or indemnity or liability to which the Administrative Agent (acting on the instructions of the Majority Lenders) has consented in writing; (f) any guarantee issued by a member of the Group in respect of Financial Indebtedness arising under or as a result of a Permitted Investment; provided that the aggregate outstanding amount of such guarantees issued after the Second Restatement Effective Date shall not at any one time exceed $250,000,000 (or its equivalent in another currency or currencies) less the total amount of Permitted Financial Indebtedness incurred under clause (e) of the definition thereof that is recourse to Parent or any Subsidiary or (g) all guarantees (other than those permitted pursuant to clauses (a) to (f) above) issued by members of the Group that are not Obligors the aggregate outstanding amount of which does not exceed the greater of (i) $350,000,000 (or its equivalent in another currency or currencies) and (ii) 5% of the total assets of the Group, in each case less the total amount of Permitted Financial Indebtedness incurred under clause (p) of the definition thereof.

“Permitted Investment” shall mean the acquisition of or investment in any Equity Interest in any company, business, person, partnership or similar entity that Parent has recorded or designated as such to the Administrative Agent in writing or any Permitted Joint Venture; provided that (a) other than as provided in clause (b) below, the aggregate net expenditures in all such acquisitions and investments and Permitted Joint Ventures made by members of the Group shall not exceed $250,000,000 (or its equivalent in another currency or currencies) from and after the Second Restatement Effective Date, and (b) from and after the time at which $250,000,000 of such net expenditures have been made, the aggregate net expenditures in any other such acquisitions and investments made by members of the Group shall not exceed the Available Amount that is Not Otherwise Applied at the time such transaction is consummated (it being understood that a single transaction may utilize amounts available, if any, under both clause (a) and clause (b) above).

“Permitted Joint Venture” shall mean (a) any Joint Venture listed on Schedule 1.01(f); (b) any Joint Venture to which the Administrative Agent (acting on the instructions of the Majority Lenders) has given prior written consent or (c) any Joint Venture where (i) no Default is continuing on the date of the acquisition of or investment in, or transfer or loan to, or guarantee, Security or Quasi-Security for the obligations of, the Joint Venture or would occur as a result of the acquisition of or investment in, or transfer or loan to, or guarantee, Security or Quasi-Security for the obligations of, a Joint Venture; (ii) the Joint Venture carries on, or is, a business (x) substantially the same as that carried on by the Group or (y) providing services or software products to the oil and gas industry or manufacturing equipment for use by the oil and gas industry (or any business that is reasonably complementary or related thereto); and (iii) the Joint Venture does not have any material contingent off-balance sheet, environmental, litigation or other liability except to the extent for which adequate reserves are being maintained in accordance with IFRS and/or in respect of which the relevant vendor (if any) has indemnified that member of the Group.

“Permitted Loan” shall mean (a) any loan made by a member of the Group in the ordinary course of business (in the case of loans and advances of the type described in other clauses of this definition, subject to the limitations set forth in such other clauses); (b) any loan made by a member of the Group to another member of the Group; provided that the aggregate amount of loans made after the Second Restatement Effective Date by Obligors to members of the Group that are not Obligors (determined without regard to any write-downs or write-offs of such loans) shall not exceed $500,000,000 (or its equivalent in another currency or currencies) at any time outstanding less the total amount of cash and non-cash consideration paid for Equity Interests issued pursuant to clause (d)(vi) of the definition of Permitted Share Issue; (c) any loan with respect to which the Administrative Agent (acting on the instructions of the Majority Lenders) shall have given prior written consent; (d) loans or advances to officers, directors and employees of Parent or any member of the Group made in the ordinary course of business and consistent with past practices of Parent and the Group (including portage) in an aggregate amount not to exceed $5,000,000 outstanding at any one time; (e) any loans and credits (other than those permitted pursuant to clauses (a) to (d) above) made by a member of the Group; provided that, (i) other than as provided in subclause (ii) below, the aggregate amount of all such loans and credits shall not exceed $50,000,000 (or the equivalent of such sum in another currency or currencies) at any one time outstanding, and (ii) at any time at which $50,000,000 or more of loans and credits permitted by this clause (e) are outstanding, the aggregate amount of any other loans and credits permitted by this clause (e) shall not exceed the Available Amount that is Not Otherwise Applied at the time such transaction is consummated (it being understood that a single transaction may utilize amounts available, if any, under both subclause (i) and subclause (ii) of this clause (e)).

“Permitted Merger” shall mean (a) an acquisition or disposal by way of merger provided that the acquisition or disposal is a Permitted Acquisition or a Permitted Disposal, as the case may be; (b) an amalgamation, demerger, merger, consolidation or corporate reconstruction on a solvent basis of a member of the Group where all of the business and assets of that member remain within the Group and if that member of the Group was an Obligor immediately prior to that amalgamation, demerger, merger, consolidation or corporate reconstruction, all of the business and assets of that member are retained by one or more other Obligors or a company which becomes an Obligor upon such merger; provided that (i) the surviving entity of that amalgamation, demerger, merger, consolidation or corporate reconstruction is liable for the obligations of the member of the Group it has merged with and (ii) the surviving entity of that amalgamation, demerger, merger, consolidation or corporate reconstruction is incorporated in the same jurisdiction as that member of the Group; or (c) an amalgamation, demerger, merger, consolidation or corporate reconstruction on a solvent basis of any members of the Group that are not Obligors.

“Permitted Refinancing Indebtedness” shall mean any Financial Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Financial Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Financial Indebtedness so Refinanced (plus any unpaid accrued interest and premium thereon and any underwriting discounts, fees, commissions and expenses incurred in connection with such Refinancing); (b) each of the stated maturity and the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to that of the Financial Indebtedness being Refinanced; (c) if the Financial Indebtedness being Refinanced is subordinated in right of payment to the obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Financial Indebtedness being Refinanced; (d) no Permitted Refinancing Indebtedness shall have greater guarantees or security than the Financial Indebtedness being Refinanced (it being agreed that such guarantees or security may be different); (e) (x) if the obligor(s) in respect of the Indebtedness being Refinanced are Obligors hereunder, then the obligor(s) in respect of the Permitted Refinancing Indebtedness shall not include any non-Obligors hereunder, (y) if the obligor(s) in respect of the Indebtedness being Refinanced are non-Obligors hereunder, then the obligor(s) in respect of the Permitted Refinancing Indebtedness shall not include any Obligors hereunder and (z) if the obligor(s) in respect of the Indebtedness being Refinanced include both Obligors and non-Obligors hereunder, then such Permitted Refinancing Indebtedness shall not have different obligors from the Indebtedness being Refinanced; and (f) if the Financial Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral on terms no less favorable to the Secured Parties than those contained in the documentation governing the Financial Indebtedness being Refinanced.

“Permitted Security” shall mean (a) any Security granted pursuant to the terms of the French Revolving Facility, so long as such Security applies only to all or any portion of the Collateral (but not to any other assets) pursuant to one or more security agreements in accordance with the terms of the Intercreditor Agreement (or another intercreditor agreement containing terms that, taken as a whole, are at least as favorable to the Secured Parties as those contained in the Intercreditor Agreement); (b) any Security listed in Schedule 1.01(e) or any extension, renewal or replacement thereof, in each case except to the extent the principal amount secured by that Security (or the applicable extension, renewal or replacement) exceeds the amount as stated in that Schedule (or, if higher, the maximum amount of the relevant facility as stated in that Schedule); (c) any netting or set-off arrangement entered into by (i) any member of the Group in the ordinary course of its cash management arrangements for the purpose of netting debit and credit balances or (ii) in connection with a derivative transaction constituting Permitted Financial Indebtedness; (d) any lien arising by operation of law and in the ordinary course of business; (e) any sale of receivables on recourse terms or any Security constituted by any title transfer or retention of title or conditional sale arrangements, in each case which are entered into by any member of the Group in the normal course of its business up to a maximum aggregate amount of $50,000,000 (or its equivalent in another currency or currencies); (f) any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the Second Restatement Effective Date if (i) such Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group, (ii) the principal amount (or, if higher, the maximum principal amount of the relevant facility) secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group and (iii) such

Security or Quasi-Security does not apply to any other property or assets of Parent, the Borrower or any Subsidiary; (g) any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the Second Restatement Effective Date, where the Security is created prior to the date on which that company becomes a member of the Group, if: (i) such Security or Quasi-Security was not created in contemplation of the acquisition of that company, (ii) the principal amount (or, if higher, the maximum principal amount of the relevant facility) secured has not increased in contemplation of or since the acquisition of that company and (iii) such Security or Quasi-Security does not apply to any other property or assets of Parent, the Borrower or any Subsidiary (other than a Subsidiary so acquired); (h) any Security or Quasi-Security entered into pursuant to any Finance Document; (i) any Security created in respect of any tax assessment or governmental charge or claim; provided that (i) the aggregate amount secured by such Security is less than $125,000,000 (or its equivalent in another currency or currencies), (ii) such assessment, charge or claim has not yet become due or is being contested in good faith, (iii) adequate reserves are being maintained for such assessment, charge or claim, (iv) payment in respect of such assessment, charge or claim has not yet become due or can be lawfully withheld and (v) any such assessment, charge or claim which relates to an amount in excess of $7,500,000 (or its equivalent in another currency or currencies) has been notified to the Administrative Agent; (j) any Security to which the Administrative Agent (acting on the instructions of the Majority Lenders) shall have given prior written consent; (k) any Security securing Financial Indebtedness arising or permitted under (i) clause (j), (k) or (m) of the definition of Permitted Financial Indebtedness; provided that such Security applies solely to property or assets acquired with the proceeds of such Permitted Financial Indebtedness, or (ii) clause (g) or (o) of the definition of Permitted Financial Indebtedness; (l) any Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security given by any member of the Group other than any permitted under clauses (a) to (k) above or (m) to (w) below) does not exceed $75,000,000 (or its equivalent in another currency or currencies) at any one time outstanding, of which not more than $25,000,000 (or its equivalent in another currency or currencies) may be senior to or pari passu with the Transaction Security; (m) deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of statutory obligations, bids, leases, government contracts, trade contracts and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Transaction Security on account thereof; (n) any attachment or judgment Security not constituting an Event of Default under paragraph (p) of Article VII and being contested in good faith or discharged within 60 days; (o) licenses (with respect to Intellectual Property and other property), leases or subleases granted to third parties in accordance with any applicable terms of the Finance Documents and not interfering in any material respect with the ordinary conduct of the business of Parent or any of its Subsidiaries or resulting in a material diminution in the value of any Transaction Security as security for the obligations under the Finance Documents; (p) easements, rights-of-way, restrictions, encroachments and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Parent or any of its Subsidiaries or result in a material diminution in the value of any Transaction Security as security for the obligations under the Finance Documents; (q) any (i) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (ii) Security or restriction that the interest or title of such lessor or sublessor may be subject to or (iii) subordination of the interest of the lessee or sublessee under such lease to any Security or restriction referred to in the preceding clause (ii), so long as the holder of such Security or restriction agrees to recognize the rights of such lessee or sublessee under such lease; (r) Security arising from filing UCC financing statements relating solely to operating leases not prohibited by this Agreement; (s) Security over rental deposits in respect of any property leased or licensed by a member of the Group in the ordinary course of business; (t) any zoning or similar law or right reserved to or vested in any Government Authority to control or regulate the use of any real property; (u) Security securing obligations (other than obligations representing Financial Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Parent and its Subsidiaries; (v) Security over shares in a Permitted Investment to secure obligations to Permitted Joint Venture partners or other investors in such Permitted Investment, as applicable; or (w) Security over bank accounts granted pursuant to such bank’s standard terms and conditions for deposit accounts.

“Permitted Share Issue” shall mean (a) the issue of Equity Interests pursuant to any warrants, rights, options, convertible debt securities or any other convertible securities (including pursuant to any anti-dilution provisions contained in the agreements governing such securities) issued by Parent and outstanding on the Second Restatement Effective Date and set forth on Schedule 1.01(h); (b) the issue by Parent of any Equity Interests pursuant to any share option scheme or issue of free shares to senior management of the Group; (c) distributions in the form of common or perpetual preferred Equity Interests by any member of the Group (other than Parent) to its shareholders or equityholders on a pro rata basis; (d) the issue of common or perpetual preferred Equity Interests (i) by an Obligor to an Obligor; (ii) by a non-Obligor to a non-Obligor; (iii) by an Obligor to a non-Obligor; (iv) by a wholly owned non-Obligor, in connection with the CGG Services Holding Project, to an Obligor in exchange for consideration consisting solely of non-Cash and non-Cash Equivalent Investments; (v) in connection with a Permitted Acquisition under clause (b) of the definition thereof or a Permitted Investment and (vi) by a non-Obligor to an Obligor for consideration in an amount not to exceed $500,000,000 at any time outstanding less the aggregate amount of loans made after the Second Restatement Effective Date by Obligors to members of the Group that are not Obligors in pursuant to clause (b) of the definition of Permitted Loan; (e) the issue by Parent of its own Equity Interests (other than Disqualified Stock) or warrants, rights and/or options for such Equity Interests; (f) the issue of Equity Interests of Sercel Holding (including to effect an initial public offering thereof); provided that such transaction results in a release of the relevant Sercel Companies (w) as guarantors of the Existing 2016 Bonds pursuant to Section 10.04 of the Existing 2016 Bond Indenture, (x) as guarantors of the Existing 2017 Bonds pursuant to Section 10.04 of the Existing 2017 Bond Indenture, (y) as guarantors of the Existing 2021 Bonds pursuant to Section 10.04 of the Existing 2021 Bond Indenture and (z) as Guarantors hereunder; or (g) the issue of common or perpetual preferred Equity Interests in connection with any Qualifying Business Disposal.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Government Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any U.S. Group Member or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.01(c).

“Pledge and Security Agreement (Canada)” shall mean the Pledge and Security Agreement (Canada), dated as of Original Closing Date and attached as Exhibit F, among the Subsidiaries party thereto and the Collateral Agent for the benefit of the Secured Parties.

“Pledge and Security Agreement (U.S.)” shall mean the Pledge and Security Agreement (U.S.), dated as of the Original Closing Date and attached as Exhibit G, among the Borrower, the other Subsidiaries party thereto and the Collateral Agent for the benefit of the Secured Parties.

“Prime Rate” shall mean the rate of interest per annum determined from time to time by Credit Suisse AG as its prime rate in effect at its principal office in New York City and notified to the Borrower.

“Pro Rata Percentage” of any Lender at any time shall mean, as the context may require, the Revolving A Pro Rata Percentage or the Revolving B Pro Rata Percentage of such Revolving Credit Lender.

“Public Lender” shall have the meaning assigned to such term in Section 9.01.

“Qualifying Acquisition” shall mean an acquisition of any business or not less than 75% of the issued Equity Interests of a limited liability company or corporation (or, as applicable in a jurisdiction outside the United States, an organization having an equivalent status in such jurisdiction), it being understood that, for the purposes of an acquisition that is consummated pursuant to a public tender offer, such condition shall be deemed satisfied by the acquisition of not less than a majority of the issued Equity Interests of such entity so long as such public tender offer is made for not less than 75% of the issued Equity Interests of such entity; provided that (a) if the relevant company, business, undertaking, person, partnership or similar arrangement had been consolidated, on a pro forma basis, in the most recent set of consolidated financial statements delivered by Parent in accordance with Section 5.01, all requirements of Section 6.02(a) and (b) would have been satisfied on the date that such requirements were tested by reference to such consolidated financial statements in accordance with Section 6.02(c); (b) the relevant company, business, undertaking, person, partnership or similar arrangement carries on, or is, a business (x) substantially the same as that carried on by the Group or (y) providing services or software products to the oil and gas industry or manufacturing equipment for use by the oil and gas industry (or any business that is reasonably complementary or related thereto); and (c) after giving effect to such acquisition, (i) the sum of (x) the amount of unused and available Revolving Credit Commitments plus (y) the unused and available commitments under the French Revolving Facility shall not be less than $50,000,000 and (ii) the Total Leverage Ratio calculated on a pro forma basis for the most recently ended Relevant Period shall be no greater than 2.50 to 1.00.

“Qualifying Business Disposal” shall mean a sale, demerger or other disposal of all or any portion of a business of the Group, including any reorganization of such business (including by means of intra-Group transfers of assets and liabilities) as is required or advisable in connection with such sale, demerger or other disposal; provided that such sale, demerger or other disposal (a) relates only to the assets of non-Obligors or shares issued by non-Obligors, (b) does not involve, in the aggregate with all other such sales, demergers and other disposals, a business or businesses (or any portion of such business or businesses) the EBITDA of which constituted greater than 10% of the Group’s consolidated EBITDA during the most recently ended Relevant Period, (c) is made for fair market value and (d) is made for at least 75% cash consideration; provided further that, for purposes of clauses (c) and (d) above, the amount of any Financial Indebtedness of a non-Obligor (as shown on Parent’s or such non-Obligor’s most recent balance sheet or in the notes thereto) that is assumed by the transferee of the business (or portion thereof) being sold, demerged or otherwise disposed of shall be deemed to be cash.

“Quarter Date” shall mean the last day of a Financial Quarter.

“Quarterly Financial Statement” shall mean the financial statements delivered pursuant to Section 5.01(b).

“Quasi-Security” shall have the meaning assigned to such term in Section 6.07(a).

“Receiver” shall mean a receiver or receiver and manager or administrative receiver of the whole or any part of the Collateral.

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Relevant Jurisdiction” shall mean, in relation to an Obligor (a) its jurisdiction of incorporation, (b) any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated, (c) any jurisdiction where it conducts its business and (d) the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

“Relevant Period” shall mean (a) each period of twelve months ending on the last day of Parent’s financial year and (b) each period of twelve months ending on the last day of each Financial Quarter of Parent’s Fiscal Year.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person (including, in the case of a Foreign Obligor, a director or officer of such person reasonably satisfactory to the Administrative Agent) and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Payment” shall have the meaning assigned to such term in Section 6.12.

“Revolving A Credit Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving A Loans hereunder (and to acquire participations in Swingline Loans and Letters of Credit as provided for herein) as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Revolving A Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Revolving A Credit Exposure” shall mean, with respect to any Revolving A Lender at any time, the aggregate principal amount at such time of all outstanding Revolving A Loans of such Lender, plus the aggregate amount at such time of such Lender’s L/C Exposure attributable to the Revolving A Credit Commitments, plus the aggregate amount at such time of such Lender’s Swingline Exposure attributable to the Revolving A Credit Commitments.

“Revolving A Credit Maturity Date” shall mean January 12, 2012, or such earlier date on which all the Revolving A Credit Commitments shall have been terminated or converted into Revolving B Credit Commitments.

“Revolving A Lenders” shall mean a Lender with a Revolving A Credit Commitment or an outstanding Revolving A Loan.

“Revolving A Loans” shall mean the revolving loans made by the Lenders to the Borrower pursuant to Section 2.01(a)(i).

“Revolving A Pro Rata Percentage” shall mean, with respect to any Revolving A Lender at any time, the percentage of the aggregate amount of Revolving A Credit Commitments as in effect at such time represented by such Revolving Lender’s Revolving A Credit Commitment. In the event that the Revolving A Credit Commitments shall have expired or been terminated, the Revolving A Pro Rata Percentages shall be determined on the basis of the Revolving A Credit Commitments most recently in effect giving effect to any subsequent assignments.

“Revolving B Credit Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving B Loans hereunder (and to acquire participations in Swingline Loans and Letters of Credit as provided for herein) as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Revolving B Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Revolving B Credit Exposure” shall mean, with respect to any Revolving B Lender at any time, the aggregate principal amount at such time of all outstanding Revolving B Loans of such Lender, plus the aggregate amount at such time of such Lender’s L/C Exposure attributable to the Revolving B Credit Commitments, plus the aggregate amount at such time of such Lender’s Swingline Exposure attributable to the Revolving B Credit Commitments.

“Revolving B Credit Maturity Date” shall mean January 12, 2014, or such earlier date on which all the Revolving B Credit Commitments shall have been terminated.

“Revolving B Lenders” shall mean a Lender with a Revolving B Credit Commitment or an outstanding Revolving B Loan.

“Revolving B Loans” shall mean the revolving loans made by the Lenders to the Borrower pursuant to Section 2.01(a)(ii).

“Revolving B Pro Rata Percentage” shall mean, with respect to any Revolving B Lender at any time, the percentage of the aggregate amount of Revolving B Credit Commitments as in effect at such time represented by such Revolving Lender’s Revolving B Credit Commitment. In the event that the Revolving B Credit Commitments shall have expired or been terminated, the Revolving B Pro Rata Percentages shall be determined on the basis of the Revolving B Credit Commitments most recently in effect giving effect to any subsequent assignments.

“Revolving Credit Commitment” shall mean, with respect to each Lender, the Revolving A Credit Commitment or Revolving B Credit Commitment of such Lender, as applicable.

“Revolving Credit Exposure” shall mean, with respect to any Revolving A Lender at any time, its Revolving A Credit Exposure, and with respect to any Revolving B Lender at any time, its Revolving B Credit Exposure; provided that following the Revolving A Credit Maturity Date, the term “Revolving Credit Exposure” shall mean, with respect to a Revolving Credit Lender at any such time, its Revolving B Exposure.

“Revolving Credit Lender” shall mean a Revolving A Lender or a Revolving B Lender.

“Revolving Credit Maturity Date” shall mean the Revolving A Credit Maturity Date or the Revolving B Credit Maturity Date, as applicable.

“Revolving Loans” shall mean the Revolving A Loans and/or the Revolving B Loans, as applicable.

“Second Restatement Effective Date” shall have the meaning given such term in the Amendment Agreement.

“Secured Parties” shall have the meaning assigned to such term in any Security Document.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

“Security” shall mean a mortgage, charge, pledge, lien, assignment or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Documents” shall mean the Mortgages, the Guarantee Agreement, the Norwegian Guarantee Agreement, the Pledge and Security Agreement (U.S.), the Pledge and Security Agreement (Canada), the Share Pledge Agreements, the Intercreditor Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.20, together with any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

“Sercel Company” shall mean (a) Sercel S.A., a French limited liability corporation (registration number 378 040 497 RCS Nantes), (b) Sercel, Inc., an Oklahoma corporation, (c) Sercel Holding, (d) Sercel Australia Pty Ltd, an Australian company, (e) Sercel Canada Ltd, a Canadian company, and/or (f) any successor by merger of any of the foregoing.

“Sercel Holding” shall mean any holding company (including Sercel Holding S.A., a French limited liability corporation (registration number 866 800 756 RCS Nantes) that, together with Parent, holds all of the outstanding capital stock of Sercel S.A., a French limited liability corporation (registration number 378 040 497 RCS Nantes), and, together with the Borrower, holds all of the outstanding capital stock of Sercel, Inc., an Oklahoma corporation (other than directors’ qualifying shares and capital stock held by other statutorily required minority shareholders).

“Share Pledge Agreements” shall mean (i) each share pledge agreement, dated as of the Original Closing Date, between the applicable pledgor and the Collateral Agent in respect of the applicable Shares, and attached as Exhibit H to the Original Credit Agreement and (ii) each other share pledge agreement executed and delivered in connection with the terms of this Agreement or any other Security Document.

“Shares” shall mean all the issued shares owned by any Obligor in the capital of (i) each Subsidiary that is a “Guarantor” under and as defined in the Existing 2016 Bond Indenture, the Existing 2017 Bond Indenture or the Existing 2021 Bond Indenture, (ii) the Borrower, (iii) each first-tier material subsidiary of any Obligor and (iv) each Domestic Subsidiary; provided, however, that, to the extent that the pledge of any greater percentage would result in a material adverse tax consequence to any Obligor, no more than 65% of the voting Equity Interests of any Foreign Subsidiary will constitute “Shares”; provided further that, to the extent that the constitutional documents of or contractual arrangements relating to such subsidiary restrict or prohibit any transfer of its Equity Interests or the granting or enforcement of Transaction Security (as such constitutional documents or contractual arrangements are in effect on the Second Restatement Effective Date or, if later, the date on which such Equity Interests are acquired by the applicable Obligor or Obligors, so long as such restriction or prohibition was not created in contemplation of such acquisition), only such Equity Interests (if any) that may be pledged without violating such constitutional documents or such contractual arrangements will constitute “Shares”.

“Solvent” shall have the meaning assigned to such term in Section 3.07(a).

“SPC” shall have the meaning assigned to such term in Section 9.04(j).

“S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages

(including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise consolidated in the financial statements of the parent in accordance with IFRS.

“Subsidiary” shall mean any subsidiary of Parent.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.22, as the same may be reduced from time to time pursuant to Section 2.09.

“Swingline Exposure” shall mean, at any time, the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean Credit Suisse AG, acting through any of its Affiliates or branches, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” shall mean any loan made by the Swingline Lender pursuant to Section 2.22.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, withholdings, fees or other charges imposed by any Government Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Interest Costs” shall mean, with respect to any person for any period, the sum, without duplication, of the following: (a) the consolidated interest expense of such person and its subsidiaries for such period, whether paid or accrued (including amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with capital lease obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of all payments made or received (if any) pursuant to Treasury Transactions in respect of interest rates but excluding amortization of debt issuance costs and non-cash charges other than any non-cash interest expenses related to convertible bonds) and (b) the consolidated interest expense of such person and its restricted Subsidiaries that was capitalized during such period.

“Total Leverage Ratio” shall mean the ratio of Total Net Debt (denominated in euro) and divided by the euro/dollar closing exchange rate for the Relevant Period (as indicated in Parent’s consolidated financial statements relating to the period ending on the last day of such Relevant Period) to EBITDA (denominated in euro) and divided by the euro/dollar average exchange rate for the Relevant Period (as indicated in Parent’s consolidated financial statements relating to the period ending on the last day of such Relevant Period); provided that to the extent any Permitted Disposal or any Permitted Acquisition has occurred during the Relevant Period, the Total Leverage Ratio shall be determined for such Relevant Period on a pro forma basis for such occurrences.

“Total Net Debt” shall mean, at any time (without double counting), the aggregate indebtedness, after deducting Cash of Parent, in respect of (a) moneys borrowed in respect of bank debt (including, for the avoidance of doubt, the French Revolving Facility); (b) all amounts outstanding under any Finance Document; (c) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument; (d) any amount raised pursuant to any issue of Disqualified Stock and all obligations to purchase, retire, defease or otherwise acquire for value any share capital of any person or any warrants, rights or options to acquire such share capital; (e) the amount of any liability in respect of any Capital Lease Obligations; (f) the amount of any liability in respect of any advance or deferred purchase agreement if the primary reason for entering into such agreement is to raise finance; (g) receivables sold or discounted (other than on a non-recourse basis); (h) any agreement or option to re-acquire an asset if the primary reason for entering into such agreement or option is to raise finance and (i) any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing, except for financing by trade creditors; provided that any indebtedness for or in respect of any Permitted Guarantee shall not be included in the calculation of “Total Net Debt” hereunder to the extent such indebtedness is not due and payable.

“Total Revolving Credit Commitment” shall mean, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time. The Total Revolving Credit Commitment as of the Second Restatement Effective Date is $140,000,000.

“Transaction Security” shall mean the Security granted in favor of the Finance Parties by any Obligor pursuant to each Security Document.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Obligors of the Finance Documents to which they are a party and the making of the Borrowings hereunder and (b) the payment of related fees and expenses.

“Treasury Transaction” shall mean any derivative transaction entered into pursuant to a Hedging Agreement in connection with protection against or benefit from fluctuation in any rate or price.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate and the Alternate Base Rate.

“Unpaid Sum” shall mean any sum due and payable but unpaid by an Obligor under the Finance Documents.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. GAAP” shall mean generally accepted accounting principles in the United States, applied on a consistent basis.

“U.S. Group Member” shall mean any member of the Group that is incorporated, resident or with its principal place of business in the United States of America, any state thereof or the District of Columbia, or which owns or leases property or otherwise conducts business in the United States of America, any state thereof or the District of Columbia.

“U.S. Person” shall mean a “United States Person” as defined in Section 7701(a)(30) of the Code and includes the sole owner of any entity that is disregarded as being an entity separate from such owner for U.S. Federal income tax purposes.

“U.S. Qualifying Lender” shall mean a Lender which either (a) is a U.S. Person or (b) is not a U.S. Person but is entitled to complete exemption from withholding of U.S. Federal income tax on interest payable to it in respect of any Loan.

“wholly owned subsidiary” of any person shall mean a subsidiary of such person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such person or one or more wholly owned subsidiaries of such person or by such person and one or more wholly owned subsidiaries of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Finance Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time and (b) to the extent not otherwise provided herein, all terms of an accounting or financial nature shall be construed in accordance with IFRS, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in IFRS occurring after the Second Restatement Effective Date on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Majority Lenders wish to amend Article VI or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of IFRS in effect immediately before the relevant change in IFRS became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Majority Lenders. Unless a contrary indication appears, any reference in this Agreement to (i) the “Administrative Agent”, the “Collateral Agent”, any “Arranger”, any “Finance Party”, any “Lender” or any “Obligor” shall be construed so as to include its successors in title, permitted assigns and permitted transferees; (ii) “assets” includes present and future properties, revenues and rights of every description; (iii) “corporate reconstruction” includes in relation to any company any contribution of part of its business in consideration of shares (apport partiel d’actifs) and any demerger (scission) implemented in accordance with articles L.236-1 to L.236-24 of the French Code de Commerce; any merger and any transmission universelle de patrimoine; (iv) a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, modified, supplemented, replaced or novated; (v) a “guarantee” includes any “cautionnement”, “aval” and any “garantie” which is independent from the debt to which it relates; (vi) “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent; (vii) “merger” includes any fusion implemented in accordance with articles L.236-1 to L.236-24 of the French Code de Commerce or any merger implemented in accordance with the Delaware General Corporation Law; (viii) a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law, compliance with which is customary for the persons to whom it is addressed) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organization; and (ix) a “security interest” includes any type of security (sûreté réelle) and transfer by way of security. Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement. A Default (including an Event of Default) is “continuing” if it has not been remedied or waived.

SECTION 1.03. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving A Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving A Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving A Borrowing”).

SECTION 1.04. Intercreditor Agreement. This Agreement shall be read and construed in accordance with the terms of the Intercreditor Agreement. In the case of any inconsistency between the terms of this Agreement and the Intercreditor Agreement, the terms of the Intercreditor Agreement shall prevail.

ARTICLE II

The Credits

SECTION 2.01. Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, (i) each Revolving A Lender agrees, severally and not jointly, to make Revolving A Loans to the Borrower, at any time and from time to time after the Second Restatement Effective Date, and until the earlier of the Revolving A Credit Maturity Date and the termination of the Revolving A Credit Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in (x) such Lender’s Revolving A Credit Exposure exceeding such Lender’s Revolving A Credit Commitment or (y) the aggregate amount of the Revolving A Credit Exposure exceeding the aggregate amount of the Revolving A Credit Commitments, and (ii) each Revolving B Lender agrees, severally and not jointly, to make Revolving B Loans to the Borrower, at any time and from time to time after the Second Restatement Effective Date, and until the earlier of the Revolving B Credit Maturity Date and the termination of the Revolving B Credit Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in (x) such Lender’s Revolving B Credit Exposure exceeding such Lender’s Revolving B Credit Commitment or (y) the aggregate amount of the Revolving B Credit Exposure exceeding the aggregate amount of the Revolving B Credit Commitments. Within the limits set forth in the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans; provided that until the Revolving A Credit Maturity Date, any such borrowing, payment, prepayment or reborrowing shall be allocated ratably according to the Aggregate Pro Rata Percentages of each Revolving Credit Lender without regard to the tranche of Revolving Credit Commitments held by such Revolving Credit Lender. For the avoidance of doubt, commencing on the Second Restatement Effective Date, (i) each Revolving Credit Commitment of an Extending Revolving Credit Lender shall be treated for all purposes as a Revolving B Credit Commitment and (ii) each Revolving Credit Commitment of a Non-Extending Revolving Credit Lender shall be treated for all purposes as a Revolving A Credit Commitment.

SECTION 2.02. Loans. (a) Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.02(f), the Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $5,000,000 or (ii) equal to the remaining available balance of the applicable Commitments.

(b) Subject to Sections 2.02(f), 2.08 and 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that, subject to Section 2.21(b), any exercise of such option shall not affect the obligation of the

Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that no Borrower shall be entitled to request any Borrowing that, if made, would result in more than 10 Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Except with respect to Loans made pursuant to Section 2.02(f), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 1:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(e) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the applicable Revolving Credit Maturity Date.

(f) If any Issuing Bank shall not have received from the Borrower the payment required to be made by Section 2.23(e) within the time specified in such Section, such Issuing Bank will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each Lender of such L/C Disbursement and its Pro Rata Percentage thereof. Each such Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of such L/C Disbursement (it being understood that (i) if the conditions precedent to borrowing set forth in Sections 4.01(b) and (c) have been satisfied, such amount shall be deemed to constitute an ABR Revolving Loan of such Lender and, to the extent of such payment, the obligations of the Borrower in respect of such L/C Disbursement shall be discharged and replaced with the resulting ABR Borrowing, and (ii) if such conditions precedent to borrowing have not been satisfied, then any such amount paid by any Lender shall not constitute a Loan and shall not relieve the Borrower from its obligation to reimburse such L/C Disbursement), and the Administrative Agent will promptly pay to the applicable Issuing Bank amounts so received by it from the Lenders. The Administrative Agent will promptly pay to the applicable Issuing Bank any amounts received by it from the Borrower pursuant to Section 2.23(e) prior to the time that any Lender makes any payment pursuant to this paragraph (f); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Lenders that shall have made such payments and to the applicable Issuing Bank, as their interests may appear. If any Lender shall not have made its Pro Rata Percentage of such L/C Disbursement available to the Administrative Agent as provided above, such Lender and the Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent for the account of the applicable Issuing Bank at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable to Revolving Loans of the applicable Class pursuant to Section 2.06(a), and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.

SECTION 2.03. Borrowing Procedure. In order to request a Borrowing (other than a Swingline Loan or a deemed Borrowing pursuant to Section 2.02(f), as to which this Section 2.03 shall not apply), the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before a proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable, and shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Borrowing Request and shall specify the following information: (i) whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

SECTION 2.04. Evidence of Debt; Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the applicable Revolving Credit Maturity Date. The Borrower hereby unconditionally promises to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving B Credit Maturity Date.

(b) Each Lender shall maintain, in accordance with its usual practice, an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class and Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall, absent manifest error, be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(e) Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

SECTION 2.05. Fees. (a) The Borrower agrees to pay to each Lender (other than a Defaulting Lender), through the Administrative Agent, on the last Business Day of March, June, September and December in each year and on each date on which any Revolving Credit Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (the “Commitment Fee”) equal to (i) the Applicable Percentage per annum in effect from time to time on the daily unused amount of the Revolving A Credit Commitment and (ii) 0.50% per annum on the daily unused amount of the Revolving B Credit Commitment, in each case of such Lender during the preceding quarter (or other period commencing with the date hereof or ending with the applicable Revolving Credit Maturity Date or the date on which the Revolving Credit Commitments of such Lender shall expire or be terminated). All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For purposes of calculating Commitment Fees only, no portion of the Revolving Credit Commitments shall be deemed utilized as a result of outstanding Swingline Loans.

(b) The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Fee Letter at the times and in the amounts specified therein (the “Administrative Agent Fees”).

(c) The Borrower agrees to pay (i) to each Lender (other than a Defaulting Lender), through the Administrative Agent, on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Credit Commitment of such Lender shall be terminated as provided herein, a fee (an “L/C Participation Fee”) calculated on such Lender’s Pro Rata Percentage of the daily aggregate L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) during the preceding quarter (or shorter period commencing with the Second Restatement Effective Date or ending with the applicable Revolving Credit Maturity Date or the date on which all Letters of Credit have been canceled or have expired and the applicable Revolving Credit Commitments of all applicable Lenders shall have been terminated) at a rate per annum equal to the Applicable Percentage from time to time used to determine the interest rate on Borrowings comprised of Eurodollar Loans pursuant to Section 2.06 and (ii) to each Issuing Bank, with respect to each Letter of Credit issued by such Issuing Bank, for its own account, the standard fronting, issuance and drawing fees specified from time to time by such Issuing Bank (the “Issuing Bank Fees”); provided that the fronting fees payable in respect of any Letter of Credit shall not exceed 0.25% per annum of the daily undrawn amount of such Letter of Credit. All L/C Participation Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For the avoidance of doubt, the L/C Participation Fees payable to the Revolving A Lenders shall be based on the Applicable Percentage for Eurodollar Revolving A Loans, and the L/C Participation Fees payable to the Revolving B Lenders shall be based on the Applicable Percentage for the Eurodollar Revolving B Loans.

(d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fees shall be paid directly to the applicable Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.06. Interest on Loans. (a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage in effect from time to time.

(b) Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage in effect from time to time.

(c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.07. Default Interest. If the Borrower shall default in the payment of any principal of or interest on any Loan or any other amount due hereunder, by acceleration or otherwise, or under any other Finance Document, then, until such defaulted amount shall have been paid in full, to the extent permitted by law, all amounts outstanding under this Agreement and the other Finance Documents shall bear interest (after as well as before judgment), payable on demand, (a) in the case of principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to an ABR Revolving Loan plus 2.00% per annum.

SECTION 2.08. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

SECTION 2.09. Termination and Reduction of Commitments. (a) The Revolving A Credit Commitments shall automatically terminate on the Revolving A Credit Maturity Date, and the Revolving B Credit Commitments and the Swingline Commitment shall automatically terminate on the Revolving B Credit Maturity Date. The L/C Commitment shall automatically terminate on the earlier to occur of (i) the termination of all of the Revolving Credit Commitments and (ii) the date five Business Days prior to the Revolving B Credit Maturity Date.

(b) Upon at least three Business Days’ prior irrevocable written or fax notice to the Administrative Agent (or such shorter period as may be agreed to by the Administrative Agent), the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce the Revolving Credit Commitments or the Swingline Commitment; provided, however, that (i) each partial reduction of the Revolving Credit Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000, (ii) each partial reduction of the Swingline Commitment shall be in an integral multiple of $250,000 and in a minimum amount of $1,000,000 and (iii) the Total Revolving Credit Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Credit Exposure at the time. Notwithstanding anything to the contrary contained in this Agreement and subject to Section 2.16, the Borrower may rescind any notice of termination under this Section 2.09 if such termination would have resulted from a refinancing of all of the relevant Loans, which refinancing shall not be consummated or shall otherwise be delayed.

(c) Each reduction in the Revolving Credit Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments; provided that until the Revolving A Credit Maturity Date, any such reduction of any Revolving Credit Commitments hereunder shall be allocated ratably to the Revolving A Lenders and the Revolving B Lenders in accordance with their respective Aggregate Pro Rata Percentages. The Borrower shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction of any Revolving Credit Commitments, the Commitment Fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

SECTION 2.10. Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 12:00 noon, New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 12:00 noon, New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 12:00 noon, New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

(i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; and accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(iv) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

(v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(vi) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

(vii) upon notice to the Borrower from the Administrative Agent given at the request of the Majority Lenders, after the occurrence and during the continuance of a Default or Event of Default, (x) no outstanding Loan may be converted into, or continued as, a Eurodollar Loan and (y) each outstanding Eurodollar Borrowing shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing.

Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

The Administrative Agent shall advise the applicable Lenders of any notice given pursuant to this Section 2.10 and of each such Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into an ABR Borrowing.

SECTION 2.11. [Reserved].

SECTION 2.12. Optional Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 12:00 noon, New York City time; provided, however, that (i) each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) at the Borrower’s election in connection with any prepayment of Revolving Loans pursuant to this Section 2.12(a), such prepayment may not, so long as no Event of Default then exists, be applied to any Revolving Loan of a Defaulting Lender.

(b) Each notice of prepayment shall specify (i) the prepayment date, (ii) the principal amount of each Borrowing (or portion thereof) to be prepaid and (iii) the Class of Loans to be prepaid, shall be irrevocable (provided that such notice may be conditioned on receiving the proceeds of any refinancing) and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under Section 2.12(a) shall be subject to Section 2.16 but otherwise without premium or penalty. All prepayments under Section 2.12(a) (other than prepayments of ABR Revolving Loans that are not made in connection with the termination or permanent reduction of the Revolving Credit Commitments) shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.13. Mandatory Prepayments. (a) In the event of any termination of all the Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Borrowings and all its outstanding Swingline Loans and replace or cause to be canceled (or make other arrangements reasonably satisfactory to the Administrative Agent and the Issuing Bank with respect to) all outstanding Letters of Credit. If, after giving effect to any partial reduction of the Revolving Credit Commitments or at any other time, the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment, then the Borrower shall, on the date of such reduction or at such other time, repay or prepay Borrowings or Swingline Loans (or a combination thereof) and, after such Borrowings and Swingline Loans shall have been repaid or prepaid in full, replace or cause to be canceled (or make other arrangements reasonably satisfactory to the Administrative Agent and the Issuing Bank with respect to) Letters of Credit in an amount sufficient to eliminate such excess.

(b) The Borrower shall deliver to the Administrative Agent, to the extent practicable, at least three Business Days’ prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Class and Type of each Loan being prepaid and the aggregate principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.13 shall be subject to Section 2.16, but shall otherwise be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.14. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or any Issuing Bank (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or such Issuing Bank or the London interbank market any other condition

(including, in each case, the imposition of Taxes other than Taxes (i) imposed on any payment made pursuant to this Agreement or (ii) measured by net income or profits, franchise, branch profits) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender or such Issuing Bank of making or maintaining any Eurodollar Loan or increase the cost to any Lender of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or such Issuing Bank to be material, then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, upon demand such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made or participations in Letters of Credit purchased by such Lender pursuant hereto or the Letters of Credit issued by such Issuing Bank pursuant hereto to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy) by an amount deemed by such Lender or such Issuing Bank to be material, then from time to time the Borrower shall pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that no Borrower shall be under any obligation to compensate any Lender or any Issuing Bank under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender or such Issuing Bank knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period. The protection of this Section shall be available to each Lender and each Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

SECTION 2.15. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a

Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(b) For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

SECTION 2.16. Indemnity. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period; provided that for the avoidance of doubt, the second proviso at the end of the definition of LIBO Rate shall not be taken into account when calculating such loss. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error.

SECTION 2.17. Pro Rata Treatment. Except as provided below in this Section 2.17 with respect to Swingline Loans and as required under Section 2.15, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Revolving Credit Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). For purposes of determining the available Revolving Credit Commitments of the Lenders at any time, each outstanding Swingline Loan shall be deemed to have utilized the Revolving Credit Commitments of the Lenders (including those Lenders which shall not have made Swingline Loans) pro rata in accordance with such respective Revolving Credit Commitments. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

SECTION 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Obligor, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans or L/C Disbursement as a result of which the unpaid principal portion of its Loans and participations in L/C Disbursements shall be proportionately less than the unpaid principal portion of the Loans and participations in L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans and L/C Exposure of such other Lender, so that the aggregate unpaid principal amount of the Loans and L/C Exposure and participations in Loans and L/C Exposure held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans and L/C Exposure then outstanding as the principal amount of its Loans and L/C Exposure prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans and L/C Exposure outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest and (ii) the provisions of this Section 2.18 shall not be construed to apply to any payment made by any Obligor pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant. The Borrower and Parent expressly consent to the foregoing arrangements and agree that any Lender holding a participation in a Loan or L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower and Parent to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

SECTION 2.19. Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement or any Fees or other amounts) hereunder and under any other Finance Document not later than 12:00 (noon), New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Each such payment (other than (i) Issuing Bank Fees, which shall be paid directly to the applicable Issuing Bank, and (ii) principal of and interest on Swingline Loans, which shall be paid directly to the Swingline Lender except as otherwise provided in Section 2.22(e)) shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, NY 10010. All payments received by the Administrative Agent after such time shall be deemed received on the next Business Day (in the Administrative Agent’s sole discretion) and any applicable interest shall continue to accrue. The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.

(b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Finance Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

(c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower does not in fact make such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, and to pay interest thereon, for each day from and including the date such amount is distributed to it but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error).

SECTION 2.20. Taxes. (a) Except as required by applicable law, any and all payments by or on account of any obligation of the Borrower or any other Obligor hereunder or under any other Finance Document shall be made free and clear of and without deduction for any Indemnified Taxes; provided that, if the Borrower or any other Obligor shall be required to deduct any Indemnified Taxes or from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Obligor shall make such deductions and (iii) the Borrower or such Obligor shall pay the full amount deducted to the relevant Government Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Government Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any other Obligor hereunder or under any other Finance Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto (other than any sums arising solely as a result of the misconduct or negligence of the Administrative Agent or such Lender, as the case may be), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on behalf of itself or a Lender, shall be conclusive absent manifest error. In the event that any sums are returned to the Administrative Agent or a Lender by the relevant Government Authority in respect of any Indemnified Taxes, penalties, interests or other amounts referred to in this paragraph (c) for which the Borrower has indemnified the Administrative Agent or such Lender, the Administrative Agent or such Lender, as applicable, will promptly return such sums to the Borrower. This Section 2.20(c) shall not apply to any Taxes to the extent the Borrower or any Obligor has made a payment in respect of such Taxes pursuant to Section 2.20(b).

(d) Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement or any Finance Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Government Authority. The indemnity under this Section 2.20(d) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Finance Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) As soon as practicable after any payment of Indemnified Taxes by the Borrower or any other Obligor to a Government Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Government Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) (i) Any Lender that is entitled to an exemption from or reduction of U.S. Federal withholding tax (including U.S. Federal backup withholding tax) with respect to payments under this Agreement or any other Finance Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(ii) if a payment made to a Lender under any Finance Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (f)(ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) For purposes of this Section 2.20, the term “Lender” includes any Issuing Bank.

SECTION 2.21. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender or any Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender or any Issuing Bank delivers a notice described in Section 2.15, (iii) the Borrower is required to pay any additional amount to any Lender or any Issuing Bank or any Government Authority on account of any Lender or any Issuing Bank pursuant to Section 2.20, (iv) any Lender refuses to consent to (x) any Loan Modification Offer or (y) any other amendment, waiver or other modification of any Finance Document requested by the Borrower that, in the case of clause (y), requires the consent of a greater percentage of the Lenders than the Majority Lenders and such Loan Modification Offer or other amendment, waiver or other modification is consented to by the Majority Lenders (or in the case of a Loan Modification Offer, a majority in interest of the affected Class) or (v) any Lender becomes a Defaulting Lender then, in each case, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender or such Issuing Bank, as the case may be, and the Administrative Agent, require such Lender or such Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement (or, in the case of clause (iv) or (v) above, all of its interests, rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, amendment, waiver or other modification or in respect of which such Lender is a Defaulting Lender) to an assignee permitted hereunder that shall assume such assigned obligations and, with respect to clause (iv) above, shall consent to such requested amendment, waiver or other modification of any Finance Documents (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Government Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent, the Issuing Banks and the Swingline Lender, which consents shall not be unreasonably withheld or delayed, and (z) the Borrower or such assignee shall have paid to the affected Lender or Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of the applicable Class or the outstanding L/C Disbursements of such Lender or such Issuing Bank, respectively, plus (except, in the case of a Defaulting Lender, any Fees not required to be paid to such Defaulting Lender pursuant to the express provisions of this Agreement) all Fees and other amounts accrued for the account of such Lender or such Issuing Bank hereunder with respect thereto (including any amounts under Sections 2.14 and 2.16); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s or such

Issuing Bank’s claim for compensation under Section 2.14, notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender or such Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender or such Issuing Bank pursuant to paragraph (b) below), or if such Lender or such Issuing Bank shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification or shall cease to be a Defaulting Lender, as the case may be, then such Lender or such Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender and each Issuing Bank hereby grant to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender or such Issuing Bank, as the case may be, as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s or such Issuing Bank’s interests hereunder in the circumstances contemplated by this Section 2.21(a).

(b) If (i) any Lender or any Issuing Bank shall request compensation under Section 2.14, (ii) any Lender or any Issuing Bank delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or any Issuing Bank or any Government Authority on account of any Lender or any Issuing Bank, pursuant to Section 2.20, then such Lender or such Issuing Bank shall use reasonable efforts (which shall not require such Lender or such Issuing Bank to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or Affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender or any Issuing Bank in connection with any such filing or assignment, delegation and transfer.

SECTION 2.22. Swingline Loans. (a) Swingline Commitment. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, the Swingline Lender agrees to make loans to the Borrower at any time and from time to time after the Second Restatement Effective Date and until the earlier of the Revolving B Credit Maturity Date and the termination of all of the Revolving Credit Commitments, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of all Swingline Loans exceeding $25,000,000 in the aggregate or (ii) the Aggregate Revolving Credit Exposure, after giving effect to any Swingline Loan, exceeding the Total Revolving Credit Commitment. Each Swingline Loan shall be in a principal amount that is an integral multiple of $1,000,000. The Swingline Commitment may be terminated or reduced from time to time as provided herein. Within the foregoing limits, the Borrower may borrow, pay or prepay and reborrow Swingline Loans hereunder, subject to the terms, conditions and limitations set forth herein.

(b) Swingline Loans. The Borrower shall notify the Swingline Lender by fax, or by telephone (promptly confirmed by fax), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Such notice shall be delivered on a Business Day, shall be irrevocable and shall refer to this Agreement and shall specify the requested date (which shall be a Business Day) and amount of such Swingline Loan and the wire transfer instructions for the account of the Borrower to which the proceeds of such Swingline Loan should be disbursed. The Swingline Lender shall make each Swingline Loan by wire transfer to the account specified in such request.

(c) Prepayment. The Borrower shall have the right at any time and from time to time to prepay any Swingline Loan, in whole or in part, upon giving written or fax notice (or telephone notice promptly confirmed by written, or fax notice) to the Swingline Lender before 12:00 (noon), New York City time, on the date of prepayment at the Swingline Lender’s address for notices specified in Section 9.01.

(d) Interest. Each Swingline Loan shall be an ABR Loan and, subject to the provisions of Section 2.07, shall bear interest as provided in Section 2.06(a).

(e) Participations. The Swingline Lender may by written notice given to the Administrative Agent not later than 1:00 p.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding; provided that any such participations shall be allocated ratably to each Revolving Credit Lender according to the Aggregate Pro Rata Percentages of each, without regard to whether such Lenders are Revolving A Lenders or Revolving B Lenders. On the Revolving A Credit Maturity Date, the participations of the Revolving A Lenders provided for in this paragraph shall be reallocated to the Revolving B Lenders ratably in accordance with their Revolving B Pro Rata Percentage; provided, that with respect to each Revolving B Lender, its Aggregate Pro Rata Percentage of the Revolving Credit Exposures may not in any event exceed its Revolving Credit Commitment as in effect at the time of, and after giving effect to, such reallocation. To the extent that any participations in any outstanding Swingline Loans cannot be reallocated on the Revolving A Credit Maturity Date in accordance with the preceding sentence, the Borrower will, on the Revolving A Credit Maturity Date, prepay Swingline Loans in an aggregate principal amount equal to the unreallocated portion of the participations in respect of the Swingline Loans. Such notice shall specify the aggregate amount of Swingline Loans in which such Lenders will participate. The Administrative Agent will, promptly upon receipt of such notice, give notice to each such Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. In furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02(c) shall apply, mutatis mutandis, to the payment obligations of the Lenders) and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other person on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower (or other person liable for obligations of the Borrower) of any default in the payment thereof.

SECTION 2.23. Letters of Credit. (a) General. The Borrower may request the issuance of a Letter of Credit for its own account or for the account of any of its wholly owned subsidiaries (in which case the Borrower and such wholly owned subsidiary shall be co-applicants with respect to such Letter of Credit), in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time on and after the Second Restatement Effective Date and prior to the date that is 30 days prior to the Revolving B Credit Maturity Date while the L/C Commitment remains in effect. This Section shall not be construed to impose an obligation upon any Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the Borrower shall hand deliver or fax to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (i) the L/C Exposure shall not exceed $70,000,000 and (ii) the Aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment.

(c) Expiration Date. Each Letter of Credit shall expire at the close of business on the earlier of the date one year after the date of the issuance of such Letter of Credit and the date that is five Business Days prior to the Revolving B Credit Maturity Date, unless such Letter of Credit expires by its terms on an earlier date; provided, however, that each Existing Letter of Credit may expire on the termination date of such Existing Letter of Credit; provided, further, that a Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the Revolving B Credit Maturity Date) unless the applicable Issuing Bank notifies the beneficiary thereof at least 30 days (or such longer period as may be specified in such Letter of Credit) prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(d) Participations. By the issuance of a Letter of Credit and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each such Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit (or, in the case of the Existing Letters of Credit, effective upon the Second Restatement Effective Date). In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Pro Rata Percentage of each L/C Disbursement made by such Issuing Bank and not reimbursed by the Borrower (or, if applicable, another party pursuant to its obligations under any other Finance Document) forthwith on the date due as provided in Section 2.02(f). The participations provided for in this Section 2.23(d) and the reimbursements provided for in Section 2.23(e) shall be allocated ratably to each Revolving Credit Lender according to the Aggregate Pro Rata Percentages of each, without regard to whether such Lenders are Revolving A Lenders or Revolving B Lenders. On the date that is five Business Days prior to the Revolving A Credit Maturity Date, the participations of the Revolving A Lenders provided for in this paragraph shall be reallocated to the Revolving B Lenders ratably in accordance with their Revolving B Pro Rata Percentage; provided, that with respect to each Revolving B Lender, its Aggregate Pro Rata Percentage of the Revolving Credit Exposures may not in any event exceed its Revolving Credit Commitment as in effect at the time of, and after giving effect to, such reallocation. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall pay to the Administrative Agent an amount equal to such L/C Disbursement not later than two hours after the Borrower shall have received notice from such Issuing Bank that payment of such draft will be made, or, if the Borrower shall have received such notice later than 10:00 a.m., New York City time, on any Business Day, not later than 10:00 a.m., New York City time, on the immediately following Business Day.

(f) Obligations Absolute. The Borrower’s obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:

(i) any lack of validity or enforceability of any Letter of Credit or any Finance Document, or any term or provision therein;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Finance Document;

(iii) the existence of any claim, setoff, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other person may at any time have against the beneficiary under any Letter of Credit, any Issuing Bank, the Administrative Agent or any Lender or any other person, whether in connection with this Agreement, any other Finance Document or any other related or unrelated agreement or transaction (other than payment in full of the Obligations);

(iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

(vi) any other act or omission to act or delay of any kind of the Issuing Banks, the Lenders, the Administrative Agent or any other person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrower hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or wilful misconduct of the applicable Issuing Bank. However, the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s gross negligence or wilful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. It is further understood and agreed that Issuing Banks may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) an Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute gross negligence or wilful misconduct of an Issuing Bank.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Administrative Agent and the Borrower of such demand for payment and whether such Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such L/C Disbursement.

(h) Interim Interest. If any Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, then, unless the Borrower shall reimburse such L/C Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of such Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of payment by the Borrower or the date on which interest shall commence to accrue thereon as provided in Section 2.02(f), at the rate per annum that would apply to such amount if such amount were an ABR Revolving B Loan.

(i) Resignation or Removal of the Issuing Banks. Any Issuing Bank may resign at any time by giving 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower, and may be removed at any time by the Borrower by notice to the applicable Issuing Bank, the Administrative Agent and the Lenders. Upon the acceptance of any appointment as an Issuing Bank hereunder by a Lender that shall agree to serve as successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank. At the time such removal or resignation shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to Section 2.05(c)(ii). The acceptance of any appointment as an Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Finance Documents and (ii) references herein and in the other Finance Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of any Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Finance Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, the Borrower shall, within one Business Day after it receives notice from the Administrative Agent or the Majority Lenders (or, if the maturity of the Loans has been accelerated, Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit) thereof and of the amount to be deposited, deposit in an account with the Collateral Agent, for the benefit of the Lenders, an amount in cash equal to the L/C Exposure as of such date. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Obligations. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Cash Equivalent Investments, which investments shall be made at the option and sole discretion of the Collateral Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall (i) automatically be applied by the Administrative Agent to reimburse each Issuing Bank for L/C Disbursements for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Exposure at such time and (iii) if the maturity of the Loans has been accelerated (but subject to the consent of Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit), be applied to satisfy the Obligations. Without limiting the Borrower’s obligations under the foregoing provisions of this paragraph (j), if on the fifth Business Day prior to the Revolving A Credit Maturity Date, the conditions precedent to borrowing set forth in paragraphs (b) and (c) of Article IV would not be satisfied or if the reallocation of participations in Letters of Credit contemplated by Section 2.23(d) cannot be completed, then the Borrower shall, on such date, deposit in an account with the Collateral Agent, for the benefit of the Revolving Credit Lenders, an amount in cash equal to the L/C Exposure attributable to the Revolving A Credit Commitments as of such date in accordance with the foregoing provisions of this paragraph (j). Any failure to make such a deposit after notice by the Administrative Agent shall constitute an Event of Default. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default or as a result of the failure to satisfy the conditions to borrowing in the circumstances described above, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived or such conditions are satisfied.

(k) Additional Issuing Banks. The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement. Any Lender designated as an issuing bank pursuant to this paragraph (k) shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Banks and such Lender.

SECTION 2.24. Defaulting Lenders. (a) Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding L/C Exposure and any outstanding Swingline Loans:

(i) the Pro Rata Percentage of such Defaulting Lender with respect to any L/C Exposure and any outstanding Swingline Loans will, so long as each of the conditions set forth in Article IV shall be satisfied at such time, automatically be reallocated (effective on the date such Lender becomes a Defaulting Lender) among the Lenders that are not Defaulting Lenders pro rata in accordance with their respective Revolving Credit Commitments; provided, that (x) with respect to each non-Defaulting Lender, the sum of its Pro Rata Percentage of the Revolving Credit Exposures, plus its Pro Rata Percentage of the aggregate principal amounts of all Swingline Loans may not in any event exceed its Revolving Credit Commitment as in effect at the time of such reallocation and (y) neither such reallocation nor any payment by a non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a non-Defaulting Lender; and

(ii) to the extent that any portion (the “unreallocated portion”) of the Pro Rata Percentage of such Defaulting Lender with respect to any L/C Exposure and any outstanding Swingline Loans cannot be so reallocated, the Borrower will promptly, and in no event later than three Business Days after any demand by the Administrative Agent (at the direction of an Issuing Bank and/or the Swingline Lender, as the case may be), (x) (A) cash collateralize the obligations of the Borrower to the Issuing Banks in respect of such L/C Exposure, in an amount at least equal to the aggregate amount of the unreallocated portion of such L/C Exposure and (B) in the case of such outstanding Swingline Loans, prepay in full the unreallocated portion thereof, or (y) make other arrangements reasonably satisfactory to the Administrative Agent, and to the Issuing Banks and the Swingline Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender. Notwithstanding the foregoing, the Issuing Banks shall have no obligation to issue new Letters of Credit, or to extend, renew or amend existing Letters of Credit, and the Swingline Lender shall have no obligation to make new Swingline Loans, until such unreallocated portions of L/C Exposure or Swingline Loans (as the case may be) are cash collateralized or prepaid (as the case may be) in accordance with clause (x) above or such other arrangements are made in accordance with clause (y) above.

(b) If the Borrower, the Administrative Agent, the Issuing Banks and the Swingline Lender agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the date specified in such notice and subject to any conditions set forth therein, (i) such Lender will, to the extent applicable, purchase such portion of outstanding Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause such Lender’s Pro Rata Percentage to be on a pro rata basis in accordance with its respective Commitments, whereupon such Lender will cease to be a Defaulting Lender and will be a non-Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender and (ii) the cash collateral requirements set forth in this Section 2.24 will terminate and the Issuing Banks and the Swingline Lender will cause any cash collateral posted with respect to their respective L/C Exposure or the Swingline Loans, as the case may be, to be returned to the Borrower subject to any terms relating to such cash collateral; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

(c) The Administrative Agent will promptly send to each Lender, the Swingline Lender and each Issuing Bank a copy of any notice delivered to the Borrower in connection with this Section 2.24.

(d) Without limiting Section 9.08, this Section 2.24 may not be amended, waived or otherwise modified without the prior written consent of the Administrative Agent, the Swingline Lender, each Issuing Bank and the Borrower.

ARTICLE III

Representations and Warranties

Each Obligor makes the representations and warranties set out in this Article III to each Finance Party:

SECTION 3.01. Status. It and each of its Subsidiaries is a limited liability company, general partnership, limited partnership or corporation (or, as applicable in a jurisdiction outside the United States, an organization having an equivalent status in such jurisdiction) (except Sea Survey II and Sea Survey III, each of which is an unlimited liability corporation and Veritas Geophysical (Canada) Corp., which is an unlimited liability company), duly formed and validly existing under the law of its jurisdiction of formation. It and each of its Subsidiaries has the corporate, company, partnership or organizational power to own its assets and carry on its business as it is being conducted.

SECTION 3.02. Binding Obligations. Subject to the Legal Reservations, (a) the obligations expressed to be assumed by it in each Finance Document to which it is a party, or under which it is otherwise obligated to perform, are legal, valid, binding and enforceable obligations and (b) (without limiting the generality of clause (a) above), each Security Document to which it is a party, or under which it is otherwise obligated to perform, creates the security interests which that Security Document purports to create and those security interests are valid and effective.

SECTION 3.03. Non-Conflict with Other Obligations. The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and the granting of the Security do not and will not conflict with (a) any law or regulation applicable to it, (b) the constitutional documents of any member of the Group or (c) any material agreement or material instrument binding upon it or any member of the Group or any of its, or any member of the Group’s, assets or constitute a default or termination event (however described) under any such agreement or instrument.

SECTION 3.04. Power and Authority. It has the corporate, company, partnership or organizational power to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of, the Finance Documents to which it is or will be a party, or under which it is obligated to perform, and the transactions contemplated by those Finance Documents. No limit on its corporate, company, partnership or organizational powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.

SECTION 3.05. Validity and Admissibility in Evidence. All Authorizations required (a) to enable it lawfully to enter into, exercise its rights and comply with its obligations under the Finance Documents to which it is a party, or under which it is obligated to perform, and (b) to make the Finance Documents to which it is a party, or under which it is obligated to perform, admissible in evidence in its Relevant Jurisdictions other than any actions specifically referred to in the legal opinions delivered under Section 4.02(a) of the Original Credit

Agreement or under Section 6(b) of the Amendment Agreement and which are not taken by the Finance Parties (where such actions are actions to be taken voluntarily by the Finance Parties) have been obtained or effected and are in full force and effect. All Authorizations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect, except where failure to do so or to be so could not be reasonably expected to have a Material Adverse Effect.

SECTION 3.06. Governing Law and Enforcement. Subject to the Legal Reservations, (a) the choice of law specified in each Finance Document as the governing law of such Finance Document will be recognized and enforced in its Relevant Jurisdictions and (b) any judgment obtained in New York (or in the jurisdiction of the governing law of such Finance Document) in relation to a Finance Document will be recognized and enforced in its Relevant Jurisdictions.

SECTION 3.07. Solvency. (a) Immediately after the consummation of the Transactions to occur on the Second Restatement Effective Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, each Obligor is Solvent (“Solvent” meaning that (i) the fair value of the assets of such Obligor will exceed its then-existing debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of such Obligor is not less than the amount that will be required to pay the probable liability of its then-existing debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) such Obligor reasonably believes that it will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured (considering all financing alternatives and potential asset sales reasonably available to such Obligor); and (iv) such Obligor will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Second Restatement Effective Date).

(b) No (i) corporate action, legal proceeding or other procedure or step described in paragraph (g) or (h) of Article VII or (ii) creditors’ process described in paragraph (g) or (h) of Article VII has been taken or, to the knowledge of Parent, threatened in relation to a member of the Group, and none of the circumstances described in paragraph (g) or (h) of Article VII applies to a member of the Group.

SECTION 3.08. No Filing or Stamp Taxes. Under the laws of its Relevant Jurisdiction, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents other than any actions specifically referred to in the legal opinions delivered under Section 4.02(a) of the Original Credit Agreement or under Section 6(b) of the Amendment Agreement and which are not taken by the Finance Parties (where such actions are actions to be taken voluntarily by the Finance Parties).

SECTION 3.09. Deduction of Tax. The Borrower is not required to make any deduction for or, on account of, Tax from any payment it may make under any Finance Document, assuming that each Lender is a U.S. Qualifying Lender.

SECTION 3.10. No Default. (a) No Event of Default and, on the Second Restatement Effective Date, no Default is continuing or would result from the making of the Loans or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

(b) No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries, or to which its (or any of its Subsidiaries’) assets are subject, which has or is reasonably likely to have a Material Adverse Effect.

SECTION 3.11. Federal Reserve Regulations. (a) None of Parent, the Borrower or any of the other Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of the provisions of the Regulations of the Board, including Regulation T, U or X.

SECTION 3.12. Investment Company Act. None of Parent, the Borrower or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.13. ERISA. Each U.S. Group Member and its ERISA Affiliates are in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of any U.S. Group Member or any of its ERISA Affiliates. The present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Accounting Standards Codification No. 715-Compensation-Retirement Benefits) did not, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of such Plan by an amount in excess of $5,000,000, and the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used for purposes of Accounting Standards Codification No. 715-Compensation-Retirement Benefits) did not, as of the last annual valuation dates applicable thereto, exceed the fair market value of the assets of all such underfunded Plans by an amount in excess of $5,000,000.

SECTION 3.14. Use of Proceeds. The Borrower will use the proceeds of the Loans and will request the issuance of Letters of Credit only for the purposes specified in the introductory statement to this Agreement.

SECTION 3.15. No Misleading Information. (a) Any factual information, including the factual information set forth in the Confidential Information Memorandum, provided by or on behalf of any member of the Group to any of the Finance Parties was true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given.

(b) No event or circumstance has occurred or arisen, no information has been omitted from the information provided by or on behalf of any member of the Group and no information has been given or withheld that results in the information, opinions, intentions, forecasts or projections contained in such information provided being untrue or misleading in any material respect.

(c) All projections prepared by or on behalf of any member of the Group which are provided to any Finance Party on or before the Second Restatement Effective Date have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied.

(d) All other written information provided by or on behalf of any member of the Group including its advisers, to a Finance Party was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

SECTION 3.16. Original Financial Statements. (a) Parent’s Original Financial Statements were prepared in accordance with IFRS consistently applied.

(b) Parent’s Original Financial Statements fairly present its financial condition and results of operations for the relevant Fiscal Year.

(c) There has been no Material Adverse Effect since the date of Parent’s Original Financial Statements for the Fiscal Year ended December 31, 2010.

(d) The Original Financial Statements of Parent do not consolidate the results, assets or liabilities of any person or business which does not form part of the Group.

(e) Parent’s most recent financial statements delivered pursuant to Section 5.01 (i) have been prepared in accordance with IFRS and (ii) fairly present Parent’s consolidated or unconsolidated as the case may be financial condition as at the end of, and consolidated or unconsolidated as the case may be results of operations for, the period to which they relate.

(f) As at each Quarter Date, there has been no Material Adverse Effect since the date of the immediately preceding Quarter Date.

(g) The budgets and forecasts supplied under this Agreement or any Finance Document have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied.

SECTION 3.17. No Proceedings Pending or Threatened. No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful inquiry)) been started or threatened against it or any of its Subsidiaries.

SECTION 3.18. No Breach of Laws. (a) It has not (and none of its Subsidiaries has) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

(b) No labor disputes are current or, to the best of its knowledge and belief (having made due and careful inquiry), threatened against any member of the Group which have or are reasonably likely to have a Material Adverse Effect.

SECTION 3.19. Environmental Laws. (a) Each member of the Group is in compliance with Section 5.10 and, to the best of its knowledge and belief (having made due and careful inquiry), no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

(b) No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful inquiry)) is threatened against any member of the Group where that claim has or is reasonably likely, if determined against that member of the Group, to have a Material Adverse Effect.

SECTION 3.20. Taxation. (a) It is not (and none of its Subsidiaries is) materially overdue in the filing of any Tax returns and it is not (and none of its Subsidiaries is) overdue in the payment of any amount in respect of Tax of $50,000,000 (or its equivalent in any other currency) or more.

(b) No claims or investigations are being made or conducted against it (or any of its Subsidiaries) with respect to Taxes such that a provision has been made by any member of the Group or a liability of any member of the Group is reasonably likely to arise, in either case equal to or greater than $50,000,000 (or its equivalent in any other currency).

SECTION 3.21. Security and Financial Indebtedness. (a) No Security or Quasi-Security exists over all or any of the present or future assets of any member of the Group other than as permitted by this Agreement.

(b) No member of the Group has any Financial Indebtedness outstanding other than as permitted by this Agreement.

SECTION 3.22. Ranking. (a) Subject to the terms of the Intercreditor Agreement, its payment obligations under the Finance Documents to which it is a party rank at least pari passu in right of payment with all of its other present and future senior indebtedness, except for indebtedness mandatorily preferred by laws of general application to companies.

(b) Subject to the terms of the Intercreditor Agreement, the Transaction Security has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Security except Permitted Security (excluding any Permitted Security referred to in clauses (b) (to the extent securing subordinated indebtedness), (j) (to the extent specified in the applicable consent) or (l) of the definition thereof).

SECTION 3.23. Good Title to Assets. It and each of its Subsidiaries has a good, valid and marketable title to, or valid leases or licenses of, and all appropriate Authorizations to use, the assets necessary to carry on its business as presently conducted, except where failure to do so could not be reasonably expected to have a Material Adverse Effect.

SECTION 3.24. Sanctioned Persons. None of Parent, the Borrower or any Subsidiary nor, to the knowledge of Parent, any director, officer, agent, employee or Affiliate of the Borrower or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and no Borrower will directly or indirectly use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC or otherwise in violation of any OFAC regulation.

SECTION 3.25. Legal and Beneficial Ownership. (a) It and each of its Subsidiaries is the sole legal and beneficial owner of the respective assets over which it purports to grant Security.

(b) All the Shares acquired prior to the date of this Agreement are, and those acquired after the date of this Agreement will be, legally and beneficially owned by Parent or the applicable Subsidiary free from any claims, third party rights or competing interests (other than any claims, third party rights or competing interests contained in the constitutional documents or contractual arrangements of the issuer of such Shares at the time such Shares became subject to the Transaction Security).

SECTION 3.26. Shares. The Shares of any member of the Group which are subject to the Transaction Security on the Second Restatement Effective Date are fully paid and not subject to any option to purchase or similar rights. The constitutional documents of companies whose Shares are subject to the Transaction Security on the Second Restatement Effective Date do not and could not restrict or inhibit any transfer of those Shares on creation or enforcement of the Transaction Security other than as set forth on Schedule 3.26.

SECTION 3.27. Intellectual Property. It and each of its Subsidiaries (a) is the sole legal and beneficial owner of, or has licensed to it on normal commercial terms, all the Intellectual Property that is material in the context of its business and that is required by it in order to carry on its business as it is being presently conducted, (b) does not (nor does any of its Subsidiaries), in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which would be reasonably likely to have a Material Adverse Effect and (c) has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it.

SECTION 3.28. Accounting Reference Date. The Accounting Reference Date of each Obligor and Material Subsidiary is December 31.

SECTION 3.29. Centre of Main Interests and Establishments. For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), the centre of main interest (as that term is used in Article 3(1) of the Regulation) of Parent and each Foreign Subsidiary is situated in such entity’s jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) of the Regulations) in any other jurisdiction.

ARTICLE IV

Conditions of Lending

The obligations of the Lenders to make Loans and of each Issuing Bank to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions on the date of each Borrowing (other than a conversion or a continuation of a Borrowing), including each Borrowing of a Swingline Loan, and on the date of each issuance, amendment, extension or renewal of a Letter of Credit (each such event being called a “Credit Event”):

(a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.02) or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.23(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a notice requesting such Swingline Loan as required by Section 2.22(b).

(b) The representations and warranties set forth in Article III and in each other Finance Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c) At the time of and immediately after such Credit Event, no Default or Event of Default shall have occurred and be continuing.

Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower and Parent on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Article IV.

ARTICLE V

Affirmative Covenants

Each of Parent and the Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Finance Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Majority Lenders shall otherwise consent in writing:

SECTION 5.01. Financial Statements. Parent shall supply (in sufficient copies for all the Lenders, if the Administrative Agent so requests) to the Administrative Agent (and the Administrative Agent shall promptly distribute to the Lenders):

(a) as soon as they are available, but in any event within six months after the end of each of its Fiscal Years, its audited consolidated financial statements for that Fiscal Year;

(b) within 60 days after the end of each of the first and third quarter of each Fiscal Year (and within 75 days after the end of the second quarter of each Fiscal Year), its unaudited consolidated financial statements for that Financial Quarter;

(c) within 90 days after the beginning of each of its Fiscal Years, a consolidated budget for such Fiscal Year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such Fiscal Year and setting forth the assumptions used for purposes of preparing such budget).

SECTION 5.02. Provision and Contents of Compliance Certificate. (a) Parent shall supply a Compliance Certificate to the Administrative Agent quarterly with each set of its financial statements delivered under Section 5.01 above.

(b) The Compliance Certificate shall, among other things, (i) certify that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specify the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) set out (in reasonable detail) computations as to (x) compliance with Section 6.02 and (y) the Available Amount as of the end of the fiscal period then ended and any uses of the Available Amount during such period (and, in the event that any Permitted Acquisition, Permitted Loan, Permitted Investment or Restricted Payment for which the Available Amount could have been used but for the existence of a basket has occurred during such period, the usage and remaining amount of such basket) and (iii) in the case of a Compliance Certificate delivered with the financial statements required by Section 5.01(a), set forth Parent’s calculation of Excess Cash Flow for the Fiscal Year then ended.

(c) Each Compliance Certificate shall be signed by two authorized officers of Parent and, if required to be delivered with the consolidated Annual Financial Statements of Parent, shall be reported on by Parent’s Auditors in a form acceptable to the Auditors and reasonably acceptable to the Administrative Agent.

SECTION 5.03. Requirements as to Financial Statements. (a) Parent shall ensure that each set of Annual Financial Statements and Quarterly Financial Statements includes a balance sheet, profit and loss account and cashflow statement. In addition, Parent shall ensure that each set of Annual Financial Statements shall be audited by the Auditors.

(b) Each set of financial statements delivered pursuant to Section 5.01 (i) shall be certified by an authorized officer of the relevant company as presenting fairly, in accordance with applicable accounting standards, its financial condition and operations as at the date as at which those financial statements were prepared, (ii) in the case of consolidated financial statements (annual and quarterly) of the Group, shall be accompanied by a statement by the management of Parent, comparing actual performance for the period to which the financial statements relate to the actual performance for the corresponding period in the preceding Fiscal Year of the Group and (iii) in the case of Parent, shall be prepared in accordance with IFRS, unless, in relation to any set of financial statements, Parent notifies the Administrative Agent that there has been a change in IFRS or the accounting practices and its Auditors deliver to the Administrative Agent (x) a description of any change necessary for those financial statements to reflect IFRS; and (y) sufficient information, in form and substance as may be reasonably required by the Administrative Agent, to enable the Lenders to determine whether Section 6.02 has been complied with.

(c) If the Administrative Agent wishes to discuss the financial position of any member of the Group with the Auditors, the Administrative Agent may notify Parent, stating the questions or issues which the Administrative Agent wishes to discuss with the Auditors. In this event, Parent must authorize the Auditors (at the reasonable expense of Parent) (i) to discuss the financial position of each member of the Group with the Administrative Agent on request from the Administrative Agent and (ii) to disclose to the Administrative Agent for the Finance Parties any information which the Administrative Agent may reasonably request.

SECTION 5.04. Presentations. Once in every Fiscal Year, or more frequently if requested to do so by the Administrative Agent if the Administrative Agent reasonably suspects a Default is continuing or may have occurred or may occur a reasonably short amount of time after making such request, at least two authorized officers of Parent (one of whom shall be the Chief Financial Officer or Deputy Chief Financial Officer of Parent) must give a presentation to the Finance Parties about (a) the on-going business and financial performance of the Group and (b) any other matter which a Finance Party may reasonably request relating to any such suspected Default.

SECTION 5.05. Information; Miscellaneous. Parent shall supply (in sufficient copies for all the Lenders, if the Administrative Agent so requests) to the Administrative Agent (and the Administrative Agent shall promptly distribute to the Lenders) (a) at the same time as they are dispatched, copies of all documents dispatched by Parent to its shareholders generally (or any class of them) or dispatched by Parent or any Obligor to its creditors generally (or any class of them), (b) promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened in writing or pending against any member of the Group, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect and (c) promptly on request, such further information regarding the financial condition, assets and operations of the Group and/or any member of the Group (including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by any Obligor under this Agreement or any Finance Document, any changes to senior management of Parent and an up to date copy of its shareholders’ register (or equivalent in its jurisdiction of incorporation), to the extent such document exists), as any Finance Party through the Administrative Agent may reasonably request; provided that Parent shall not be obliged to supply to the Administrative Agent (or to any Lender) copies of any Auditors’ letter or other communications to the board of directors or management of the Group.

SECTION 5.06. Notification of Default. (a) Each Obligor shall notify the Administrative Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b) Promptly upon a request by the Administrative Agent, Parent shall supply to the Administrative Agent a certificate signed by two of its senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

SECTION 5.07. “Know Your Customer” Checks. (a) If (i) the introduction of, or any change in (or in the interpretation, administration or application of), any law or regulation made after the Second Restatement Effective Date, (ii) any change in the status of an Obligor or the composition of the shareholders of an Obligor after the Second Restatement Effective Date or (iii) a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Administrative Agent or any Lender (or, in the case of clause (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Administrative Agent or any Lender supply, or ensure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in clause (iii) above, on behalf of any prospective new Lender) in order for the Administrative Agent, such Lender or, in the case of the event described in clause (iii) above, any prospective new Lender, to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b) Each Lender shall promptly upon the request of the Administrative Agent supply, or ensure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations, including the USA PATRIOT Act, pursuant to the transactions contemplated in the Finance Documents.

(c) Parent shall, by not less than 10 Business Days’ prior written notice to the Administrative Agent, notify the Administrative Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Guarantor pursuant to the Guarantee Agreement or the Norwegian Guarantee Agreement, as applicable.

(d) Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Guarantor obliges the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, Parent shall promptly upon the request of the Administrative Agent or any Lender supply, or ensure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Administrative Agent or such Lender or any prospective new Lender to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor.

SECTION 5.08. Authorizations. Each Obligor shall promptly (a) obtain, comply with and do all that is necessary to maintain in full force and effect and (b) supply certified copies to the Administrative Agent of, any Authorization required under any law or regulation of a Relevant Jurisdiction to (i) enable it to perform its obligations under the Finance Documents, (ii) ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document and (iii) carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

SECTION 5.09. Compliance with Laws. Each Obligor shall (and Parent shall ensure that each member of the Group will) comply in all respects with all laws to which it may be subject, if failure to so comply has or is reasonably likely to have a Material Adverse Effect.

SECTION 5.10. Environmental Compliance. Each Obligor shall (and Parent shall ensure that each member of the Group will) (a) comply with all Environmental Law, (b) obtain, maintain and ensure compliance with all requisite Environmental Permits and (c) implement procedures to monitor compliance with and to prevent liability under any Environmental Law, in each case, where failure to do so has or is reasonably likely to have a Material Adverse Effect.

SECTION 5.11. Environmental Claims. Each Obligor shall (through Parent), promptly upon becoming aware of the same, inform the Administrative Agent in writing of (a) any Environmental Claim against any member of the Group which is current, pending or threatened; and (b) any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group, in each case, where such claim, if determined against such member of the Group, has or is reasonably likely to have a Material Adverse Effect.

SECTION 5.12. Taxation. Each Obligor shall (and Parent shall ensure that each member of the Group will) pay and discharge all material Taxes imposed upon it or its assets within the time period allowed without incurring penalties, unless (and only to the extent that) (a) such payment is being contested in good faith, (b) adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Administrative Agent under Section 5.01 and (c) such payment can be lawfully withheld.

SECTION 5.13. Preservation of Assets. Each Obligor shall (and Parent shall ensure that each member of the Group will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary in the conduct of its business.

SECTION 5.14. Pari Passu Ranking. (a) Subject to the terms of the Intercreditor Agreement, each Obligor shall ensure that at all times, any payment obligations owing to a Finance Party under the Finance Documents rank at least pari passu in right of payment with the claims of all its other present and future senior indebtedness, except for indebtedness mandatorily preferred by laws of general application to companies.

(b) Subject to the terms of the Intercreditor Agreement, each Obligor shall ensure that at all times the Transaction Security has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Security except Permitted Security (excluding any Permitted Security referred to in clauses (b) (to the extent securing subordinated indebtedness), (j) (to the extent specified in the applicable consent) or (l) of the definition thereof).

SECTION 5.15. Insurance. (a) Each Obligor shall (and Parent shall ensure that each member of the Group will) maintain insurance on, and in relation to, its business and assets against those risks and to the extent customary for companies carrying on the same or substantially similar business.

(b) All insurance must be with reputable independent insurance companies or underwriters.

SECTION 5.16. Pensions. (a) Parent shall ensure that all pension schemes operated by or maintained for the benefit of members of the Group and/or any of its employees are fully funded in accordance with the governing provisions of the scheme and as may be required by applicable laws with any shortfall advised by actuaries of recognized standing being rectified in accordance with those governing provisions and that no action or omission is taken by any member of the Group in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect.

(b) Parent shall promptly notify the Administrative Agent of any material change in the rate of contributions paid, recommended to be paid (whether by the scheme actuary or otherwise) or required to be paid (by law or otherwise) to any pension schemes mentioned in (a) above.

(c) Each U.S. Group Member and its ERISA Affiliates shall comply in all material respects with the applicable provisions of ERISA and the Code and shall furnish to the Administrative Agent as soon as possible after, and in any event within ten days after, any Responsible Officer of any U.S. Group Member or any ERISA Affiliate knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event, could reasonably be expected to result in liability of any U.S. Group Member or any ERISA Affiliate in an aggregate amount exceeding $5,000,000, a statement of a Financial Officer of Parent or the Borrower setting forth details as to such ERISA Event and the action, if any, that Parent or the Borrower proposes to take with respect thereto.

SECTION 5.17. Access. Each Obligor shall (and Parent shall ensure that each member of the Group will) (not more than once in every Fiscal Year unless the Administrative Agent reasonably suspects a Default is continuing or may occur a reasonably short amount of time thereafter) permit the Administrative Agent and/or the Collateral Agent and/or accountants or other professional advisers and contractors of the Administrative Agent or Collateral Agent to have free access, at all reasonable times and on reasonable notice, at the risk and cost of the Obligor or Borrower to (a) the premises, assets, books, accounts and records of each member of the Group and (b) meet and discuss matters with its senior management.

SECTION 5.18. Intellectual Property. Each Obligor shall (and Parent shall ensure that each Group member will) (a) preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the relevant Group member, (b) use reasonable efforts to prevent any infringement in any material respect of the Intellectual Property, (c) make registrations and pay all registration fees and taxes to the extent that Parent determines in its reasonable commercial judgment that such registration is necessary to maintain the Intellectual Property in full force and effect and record its interest in that Intellectual Property and (d) not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property that may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any member of the Group to use such property.

SECTION 5.19. Financial Assistance. To the extent applicable, each Obligor shall (and Parent shall ensure that each member of the Group will) comply in all respects with Sections 678 or 679 of the United Kingdom Companies Act 2006 and any equivalent legislation in other jurisdictions including in relation to the execution of the Security Documents and payment of amounts due under this Agreement.

SECTION 5.20. Further Assurance. (a) Each Obligor shall (and Parent shall ensure that each member of the Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Collateral Agent may reasonably specify (and in such form as the Collateral Agent may reasonably require in favor of the Collateral Agent or its nominee(s)) (i) to perfect the Security created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Collateral Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law, (ii) to confer on the Collateral Agent or the Finance Parties Security over any property and assets of such Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Security Documents and/or (iii) to facilitate the realization of the assets which are, or are intended to be, the subject of the Transaction Security (it being understood that it is the intent of the parties that the Obligations shall be secured by (x) substantially all the personal property of the Borrower and the other Obligors that are Domestic Subsidiaries and (y) certain other assets of the Obligors reasonably agreed between the Collateral Agent and Parent, in each case including real property, mineral interests, vessels and equipment acquired subsequent to the Second Restatement Effective Date with a fair market value in each instance in excess of $1,000,000, except to the extent that (A) Transaction Security would not be permitted by the terms of any Permitted Security existing over such assets or (B) the cost of obtaining Transaction Security would be disproportionate to the benefit thereof). For the avoidance of doubt, upon any sale or other transfer by any Obligor of any Collateral that is permitted under this Agreement and the other Finance Documents to any person that is not an Obligor, the Transaction Security in such Collateral shall be automatically released.

(b) Each Obligor shall (and Parent shall ensure that each member of the Group will) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Collateral Agent or the Finance Parties by or pursuant to the Finance Documents.

(c) Each Obligor shall (and Parent shall ensure that each member of the Group will) ensure that at any time that Security is granted to the lenders under the French Revolving Facility pursuant to the French Revolving Facility Agreement or the French Revolving Facility Security Documents, such Security shall be granted to the Lenders pursuant to substantially similar documentation, agreements or arrangements as the Security granted under the Security Documents and on terms consistent with the Intercreditor Agreement.

(d) Parent will cause (i) any subsequently acquired, organized or reorganized wholly owned Domestic Subsidiary and (ii) any subsequently acquired, organized or reorganized Foreign Subsidiary that is (x) a Material Subsidiary, (y) to the extent any of the Existing 2016 Bonds, the Existing 2017 Bonds or the Existing 2021 Bonds are then outstanding, able to provide a full and unconditional guarantee of the Existing 2016 Bonds, the Existing 2017 Bonds or the Existing 2021 Bonds, as applicable, under applicable law and the rules and regulations promulgated by the Securities and Exchange Commission and (z) not treated as a “controlled foreign corporation” (as that term is defined in Section 957 of the Code and the applicable regulations thereunder) of the Borrower to become an Additional Guarantor by executing the Guarantee Agreement (or, in the case of an Additional Guarantor organized under the laws of Norway, the Norwegian Guarantee Agreement) and each applicable Security Document in favor of the Collateral Agent.

ARTICLE VI

Negative Covenants

SECTION 6.01. Year-end. Parent shall not change its Accounting Reference Date or its quarterly accounting period.

SECTION 6.02. Financial Covenants. Parent shall ensure that the financial condition of the Group shall be such that for each Relevant Period:

(a) The ratio of (i) EBITDA for such Relevant Period to (ii) Total Interest Costs for such Relevant Period shall not be less than 3:00 to 1:00.

(b) The Total Leverage Ratio in respect of each Relevant Period shall not be greater than 2.50:1.00.

(c) The financial covenants set out in this Section 6.02 shall be tested by reference to, and as at the date of, each of the financial statements and/or each Compliance Certificate delivered pursuant to Section 5.01 or 5.02, respectively.

SECTION 6.03. Merger. No Obligor shall (and Parent shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction except for a Permitted Merger.

SECTION 6.04. Change of Business. Parent shall ensure that no substantial change is made to the general nature of the business of Parent, the Obligors or the Group taken as a whole, as carried out (or contemplated to be carried out and disclosed to the Administrative Agent) at the Second Restatement Effective Date, except to the extent of a Qualifying Business Disposal.

SECTION 6.05. Acquisitions. No Obligor shall (and Parent shall ensure that no other member of the Group will) (a) acquire a company or any shares or securities of any other person (other than Parent or any Subsidiary, in each case, to the extent otherwise permitted under this Agreement) or a business (or, in each case, any interest in any of them) or (b) incorporate a company; provided that this Section 6.05 does not apply to an acquisition of a company, of shares, securities or a business (or, in each case, any interest in any of them) or the incorporation of a company which is a Permitted Acquisition or a Permitted Investment.

SECTION 6.06. Joint Ventures and Investments. (a) Except as permitted under paragraph (b) below, no Obligor shall (and Parent shall ensure that no other member of the Group will) (i) enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture or (ii) transfer any assets or lend to, or guarantee or give an indemnity for, or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

(b) Paragraph (a) above does not apply to any entry into, investment in or acquisition of (or agreement to acquire) any interest in a Joint Venture or transfer of assets (or agreement to transfer assets) to a Joint Venture or loan made to, or guarantee given in respect of the obligations of, a Joint Venture if such transaction is a Permitted Acquisition, a Permitted Disposal or a Permitted Investment.

SECTION 6.07. Negative Pledge. (a) Except as permitted under paragraph (b) below, (i) no Obligor shall (and Parent shall ensure that no other member of the Group will) create or permit to exist any Security over any of its assets, (ii) no Obligor shall (and Parent shall ensure that no other member of the Group will) (w) sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group, (x) sell, transfer or otherwise dispose of any of its receivables on recourse terms, (y) enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts or (z) enter into any other preferential arrangement having a similar effect, in each case, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset (any of the transactions described in this clause (ii), “Quasi-Security”).

(b) Paragraph (a) above does not apply to any Security or, as the case may be, Quasi-Security, which is a Permitted Security.

SECTION 6.08. Disposals. (a) Except as permitted under paragraph (b) below, no Obligor shall (and Parent shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset.

(b) Paragraph (a) above does not apply to any sale, lease, transfer or other disposal which is a Permitted Disposal or a Permitted Share Issue.

SECTION 6.09. Arm’s Length Basis. (a) Except as permitted by paragraph (b) below, no Obligor shall (and Parent shall ensure no other member of the Group will) enter into any transaction with any Affiliate that is not an Obligor on terms that are less favorable to such Obligor than those that it could have been obtained in a comparable transaction with an unrelated person or, if there is no such comparable transaction, on terms that are not fair and reasonable to such Obligor.

(b) The following transactions shall not be a breach of this Section 6.09: (i) intra-Group loans permitted under Section 6.10, (ii) fees, costs and expenses payable in connection with the Transactions in the amounts set out in the relevant transaction documents as in effect on the Second Restatement Effective Date or otherwise or agreed to by the Administrative Agent, (iii) any employment agreement or other employee compensation plan or arrangement (including stock purchase and stock option plans) entered into (or amended, restated or supplemented from time to time) by Parent or any member of the Group in the ordinary course of business of Parent or such member of the Group (or otherwise approved by the board of directors of Parent); provided, that, in the case of (A) any such stock option or free share plans subject to this clause (iii) that are applicable only to executive officers or other members of senior management, such plans are approved by Parent’s board of directors pursuant to a recommendation by an appropriate committee of Parent’s board of directors, (B) any other plans subject to this clause (iii) that are applicable only to Parent’s chief executive officer and/or, Parent’s presidents, such plans are approved by Parent’s board of directors pursuant to a recommendation by an appropriate committee of Parent’s board of directors and (C) any other plans subject to this clause (iii) that are applicable to executive officers or other members of senior management (other than the chief executive officer and/or the presidents), such plans are approved by Parent’s chief executive officer, and (iv) loans or advances to officers, directors and employees of Parent or any member of the Group made in the ordinary course of business and consistent with past practices of Parent and the Group in an aggregate amount not to exceed $5,000,000 outstanding at any one time.

SECTION 6.10. Loans or Credit. (a) Except as permitted under paragraph (b) below, no Obligor shall (and Parent shall ensure that no other member of the Group will) be a creditor in respect of any Financial Indebtedness.

(b) Paragraph (a) above does not apply to a Permitted Loan.

SECTION 6.11. No Guarantees or Indemnities. (a) Except as permitted under paragraph (b) below, no Obligor shall (and Parent shall ensure that no member of the Group will) incur, or allow to remain outstanding, any guarantee in respect of any obligation of any person.

(b) Paragraph (a) does not apply to a guarantee which is a Permitted Guarantee.

SECTION 6.12. Dividends and Share Redemption. (a) Except as permitted under paragraph (b) below, Parent shall ensure that no member of the Group will (i) declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on, or in respect of, its share capital (or any class of its share capital), (ii) repay or distribute any dividend or share premium reserve, (iii) pay, or allow any member of the Group to pay, any management, advisory or other fee to, or to the order of, any shareholder holding 10% or more of the Equity Interests of Parent or (iv) redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so (any of the transactions described in clauses (i) through (iv) above, a “Restricted Payment”).

(b) Paragraph (a) does not apply as follows: (i) any dividend or share redemption constituting a Permitted Share Issue may be made, (ii) (x) any Subsidiary may pay dividends or return capital to Parent or any wholly owned subsidiary of Parent, and (y) any non-wholly owned subsidiary of Parent may pay cash dividends to its shareholders generally so long as Parent or its respective Subsidiary which owns the ownership interests in the Subsidiary paying such dividends receives at least its proportionate share thereof (based upon its relative holding of the ownership interests in the Subsidiary paying such dividends and taking into account the relative preferences, if any, of the various classes of ownership interests of such Subsidiary), (iii) Parent may, so long as no Event of Default then exists or would result therefrom, pay cash in lieu of issuing fractional shares of Parent’s common or perpetual preferred Equity Interests; (iv) so long as no Event of Default then exists or would result therefrom, Parent may repurchase its common or perpetual preferred Equity Interests (and/or options or warrants in respect thereof) pursuant to, and in accordance with the terms of, (x) any employment agreement, plan or arrangement of a type described in Section 6.09(b)(iii); provided that the aggregate amount of cash paid in respect of all such repurchases in any calendar year pursuant to this subclause (x) does not exceed $25,000,000 from and after the Second Restatement Effective Date and (y) the liquidity contract between Parent and Société Rothschild & Cie Banque dated November 1, 2005, and any similar liquidity contract entered into after the Second Restatement Effective Date; provided that the net obligations of Parent pursuant to this clause (y) does not exceed $75,000,000 at any time; (v) Parent may issue and exchange shares of any class or series of its common or perpetual preferred Equity Interests now or hereafter outstanding for shares of any other class or series of its common or perpetual preferred Equity Interests now or hereafter outstanding; (vi) Parent may, in connection with any reclassification of its common or perpetual preferred Equity Interests and any exchange permitted by clause (v) above, pay cash in de minimis amounts per share in lieu of issuing fractional shares of any class or series of its common or perpetual preferred Equity Interests; (vii) Parent (or the relevant Subsidiary) may dividend the capital stock of Sercel Holding to Parent’s shareholders (including to effect a spin-off of Sercel Holding); provided that such transaction results in a release of the relevant Sercel Companies (w) as guarantors of the Existing 2016 Bonds pursuant to Section 10.04 of the Existing 2016 Bond Indenture, (x) as guarantors of the Existing 2017 Bonds pursuant to Section 10.04 of the Existing 2017 Bond Indenture, (y) as guarantors of the Existing 2021 Bonds pursuant to Section 10.04 of the Existing 2021 Bond Indenture and (z) as Guarantors hereunder; and (viii) so long as no Event of Default then exists or would result therefrom, Parent and the Subsidiaries may make other Restricted Payments (I) other than as provided in subclause (II) below, in an aggregate amount, together with all other such Restricted Payments made after the Second Restatement Effective Date, less than or equal to $50,000,000, and (II) from and after the time at which $50,000,000 of Restricted Payments permitted by this clause (viii) have been made, so long as after giving effect to such Restricted Payment and any financing therefor (A) the Total Leverage Ratio calculated on a pro forma basis would be less than or equal to 2.50 to 1.00, (B) Parent and its Subsidiaries would have cash on hand in an aggregate amount of not less than $100,000,000 and (C) the sum of (1) the amount of unused and available Revolving Credit Commitments plus (2) the amount of unused and available commitments under the French Revolving Facility shall not be less than $50,000,000, in amounts in excess of the $50,000,000 provided for in subclause (I) of this clause (viii); provided that any amounts in excess of $100,000,000 used pursuant to this subclause (II) must be in an amount less than or equal to the Available Amount that is Not Otherwise Applied at the time such transaction is consummated (it being understood that a single transaction may utilize amounts available, if any, under both subclause (I) and subclause (II) of this clause (viii)).

SECTION 6.13. Financial Indebtedness. (a) Except as permitted under paragraph (b) below, no Obligor shall (and Parent shall ensure that no other member of the Group will) incur, or allow to remain outstanding, any Financial Indebtedness.

(b) Paragraph (a) above does not apply to Financial Indebtedness which is Permitted Financial Indebtedness.

SECTION 6.14. Share Capital. No Obligor shall (and Parent shall ensure no other member of the Group will) issue any shares except pursuant to a Permitted Share Issue.

SECTION 6.15. Amendments. No Obligor shall (and Parent shall ensure that no member of the Group will) amend, vary, novate, supplement, supersede, waive or terminate any term of a Finance Document or any other document delivered to the Administrative Agent pursuant to Section 4.02 of the Original Credit Agreement or to the Collateral Agent pursuant to Section 5.20, except in writing in accordance with the provisions of Section 9.08.

SECTION 6.16. Treasury Transactions. No Obligor shall (and Parent shall ensure that no other member of the Group will) enter into any Treasury Transaction, other than (a) spot and forward delivery foreign exchange contracts entered into in the ordinary course of business and not for speculative purposes and (b) any Treasury Transaction entered into for the hedging of actual or projected real exposures arising in the ordinary course business of a member of the Group and not for speculative purposes.

ARTICLE VII

Events of Default

In case of the happening of any of the following events (“Events of Default”):

(a) An Obligor does not pay, on the relevant due date, any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless (i) its failure to pay is caused by administrative or technical error and (ii) payment is made within 2 Business Days of its due date;

(b) Any requirement of Section 6.02 is not satisfied or an Obligor does not comply with the provisions of Section 6.03, 6.05, 6.07 or 6.08;

(c) An Obligor does not comply with any provision of any Security Document;

(d) An Obligor does not comply with any provision of the Finance Documents (other than those referred to in paragraphs (a) and (b) above; provided, however, that no Event of Default under this paragraph (d) will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days (or in the case of any Event of Default under Section 5.01, 5.02 or 5.03, 10 Business Days) of the Administrative Agent giving notice to the Borrower or relevant Obligor or the Borrower or an Obligor becoming aware of the failure to comply;

(e) Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made;

(f) (i) Any Financial Indebtedness of any member of the Group is not paid when due or within any originally applicable grace period, (ii) any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described), (iii) any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described) or (iv) any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described); provided, however, that no Event of Default will occur under this paragraph (f) if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within clauses (i) through (iv) above is less than $50,000,000 (or its equivalent in any other currency or currencies);

(g) (i) An Obligor or a Material Subsidiary (x) is unable or admits inability to pay its debts as they become due, (y) is declared to be unable to pay its debts under applicable law or (z) suspends or threatens to suspend making payments on any of its debts, (ii) the value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities), (iii) a moratorium is declared in respect of any indebtedness of any Obligor or Material Subsidiary. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by such moratorium or (iv) Parent or any Obligor or Material Subsidiary which conducts business in France is in a state of cessation des paiements, or any member of the Group becomes insolvent for the purpose of any applicable insolvency law;

(h) (i) Any corporate action, legal proceedings or other procedure or step is taken in relation to (w) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group other than a solvent liquidation or reorganization of any member of the Group which is not an Obligor, (x) an assignment for the benefit of creditors of any member of the Group, (y) the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), bankruptcy receiver, administrator, or other similar officer in respect of any member of the Group or any material part of its assets or (z) enforcement of any Security over all or any material portion of the assets of the Group, or any analogous procedure or step is taken in any jurisdiction (each a “Winding-up Petition”); provided that this clause (i) shall not apply to (A) any involuntary Winding-up Petition which is dismissed within 60 days after the filing or commencement thereof or an order for relief having been entered with respect thereto or (B) any corporate action, legal proceedings, Winding-up Petition or other procedure or step which is part of a solvent reorganization of any member of the Group permitted under this Agreement, (ii) Parent or any member of the Group commences proceedings for conciliation in accordance with articles L.611-3 to L.611-15 of the French Code de Commerce or (iii) a judgment for sauvegarde, redressement judiciaire, cession totale de l’entreprise or liquidation judiciaire is entered in relation to Parent or any member of the Group under articles L.620-1 to L.644-6 of the French Code de Commerce;

(i) Any expropriation, attachment, sequestration, distress or execution or any of the enforcement proceedings provided for in French law no. 91 650 of 9 July 1991, or any analogous process in any jurisdiction, affects any asset or assets of a Material Subsidiary and is not discharged within 14 days;

(j) (i) It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents, any Transaction Security created or expressed to be created or evidenced by the Security Documents ceases to be effective or any subordination created under the Intercreditor Agreement is or becomes unlawful, (ii) any obligation or obligations of any Obligor under any Finance Documents are not (subject to the Legal Reservations), or cease to be, legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely effects the interests of the Lenders under the Finance Documents or (iii) any Finance Document ceases to be in full force and effect or any Transaction Security ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective;

(k) Any Obligor or Material Subsidiary suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business except as a result of a disposal which is a Permitted Disposal or a Permitted Merger;

(l) (i) An Obligor (other than Parent) ceases to be a wholly owned (directly or indirectly) Subsidiary or (ii) an Obligor ceases to own at least the same percentage of shares in a Material Subsidiary, except, in either case, as a result of a disposal which is a Permitted Disposal, Permitted Share Issue or a Permitted Merger;

(m) The Auditors qualify the audited annual consolidated financial statements of Parent;

(n) The authority or ability of any Obligor or Material Subsidiary to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalization, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Obligor or Material Subsidiary or any of its assets;

(o) An Obligor (or any other relevant party) rescinds, or purports to rescind, or repudiates, or purports to repudiate, a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security;

(p) Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced (i) in relation to the Finance Documents or the transactions contemplated in the Finance Documents or (ii) against any member of the Group or its assets which has or is reasonably likely to have a Material Adverse Effect;

(q) An ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect;

(r) Any member of the Group does not enter into any Security Documents within the period contemplated in any Finance Document by reason of any failure by any person to complete any financial assistance or corporate benefit procedures; or

(s) A Change of Control occurs;

then, and in every such event (other than an event with respect to Parent or the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, without mise en demeure or any other judicial or extra judicial step, and shall if so directed by the Majority Lenders, by notice to the Borrower but subject to the mandatory provisions of articles L.620 1 to L.628 3 of the French Code de Commerce, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Finance Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Finance Document to the contrary notwithstanding; and in any event with respect to Parent or the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Finance Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Finance Document to the contrary notwithstanding.

ARTICLE VIII

The Administrative Agent and the Collateral Agent

Each of the Lenders and the Issuing Banks hereby irrevocably appoint the Administrative Agent and the Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Finance Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute and deliver, without the need for any further authority from the Secured Parties, the Intercreditor Agreement, each other Security Document and any and all other documents (including releases) with respect to the Transaction Security, the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents.

Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

No Agent shall have any duties or obligations except those expressly set forth in the Finance Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) and (c) except as expressly set forth in the Finance Documents, no Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Parent or any of the Subsidiaries that is communicated to or obtained by a bank serving as an Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Finance Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Finance Document, (iv) the validity, enforceability, effectiveness or genuineness of any Finance Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Finance Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks, in consultation with the Borrower, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Any such resignation by an Agent hereunder shall also constitute, to the extent applicable, its resignation as an Issuing Bank and the Swingline Lender, in which case such resigning Agent (a) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (b) shall maintain all of its rights as an Issuing Bank or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Finance Document, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a) if to the Borrower, Parent or any other Obligor, to it at Tour Montparnasse - 33 avenue du Maine - 75755 Paris Cedex 15, France, Attention of Mr. Stéphane-Paul Frydman (Fax No. +33 (0)1 64 47 34 31), with a copy to 10300 Town Park Drive, Houston, TX 77072, Attention of LaTonya Lewis (Fax No. (832) 351-8792);

(b) if to the Administrative Agent, the Collateral Agent or the Swingline Lender, to Credit Suisse AG, Eleven Madison Avenue, New York, NY 10010, Attention of Agency Manager, Attention: Sean Portrait (Fax No. (212) 322-2291, E-mail: agency.loanops@credit-suisse.com);

(c) if to any Issuing Bank, as notified to the Administrative Agent and the Borrower; and

(d) if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among Parent, the Borrower, the Administrative Agent, the Collateral Agent, the Swingline Lender, the Issuing Banks and the applicable Lenders from time to time (or, in the case of any notice delivered by the Borrower to the Administrative Agent pursuant to any provision of Article II, as agreed to by the Borrower and the Administrative Agent specifically with respect to such notice), notices and other communications (other than any notice delivered pursuant to Section 5.06) may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

Parent and the Borrower hereby acknowledge that (a) the Administrative Agent will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of Parent and the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Parent, the Borrower or their respective securities) (each, a “Public Lender”). Parent and the Borrower hereby agree that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Parent and the Borrower or their respective securities for purposes of foreign, United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.16); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless Parent or the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (A) the Finance Documents and (B) notification of changes in the terms of the Facilities.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including foreign, United States Federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Parent or the Borrower or their respective securities for purposes of foreign, United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF ANY COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN ANY COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY OBLIGOR, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES,

LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY OBLIGOR’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND BY A COURT OF COMPETENT JURISDICTION IN A FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower or Parent herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Finance Document shall be considered to have been relied upon by the Lenders and the Issuing Banks and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Banks, regardless of any investigation made by the Lenders or the Issuing Banks or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Finance Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Finance Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank.

SECTION 9.03. Binding Effect. This Agreement shall become effective as provided in the Amendment Agreement.

SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, Parent, the Administrative Agent, the Collateral Agent, the Issuing Banks or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), with the prior written consent of each of the Administrative Agent, the Borrower, each Issuing Bank and the Swingline Lender (which consent, in each case, shall not be unreasonably withheld or delayed) (provided, that the consent of the Borrower shall not be required to any such assignment made (x) to another Lender or an Affiliate of a Lender and (y) after the occurrence and during the continuance of any Event of Default; provided further, that for any assignment for which the Borrower’s consent is required, such consent shall be deemed to have been given if the Borrower has not responded within ten Business Days of a request for such consent), (ii) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an integral multiple of, and not less than, $2,500,000 (or, if less, the entire remaining amount of such Lender’s Commitment or Loans of the relevant Class); provided that, in each case, such minimum amount shall be aggregated for two or more simultaneous assignments to or by two or more Related Funds, (iii) the parties to each such assignment shall (x) (A) electronically execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (which initially shall be ClearPar, LLC) or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, and (y) pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about Parent or the Borrower and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws) and all applicable tax forms. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any Fees accrued for its account and not yet paid).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Revolving Credit Commitment, and the outstanding balances of its Revolving Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Finance Document or any other instrument or document furnished pursuant hereto, or the financial condition of Parent or any Subsidiary or the performance or observance by Parent or any Subsidiary of any of its obligations under this Agreement, any other Finance Document or any other instrument or document furnished pursuant hereto, (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance, (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.16 or delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Borrower, the Administrative Agent, the Issuing Banks, the Collateral Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent and, if required, the Borrower, the

Swingline Lender and the Issuing Banks to such assignment and any applicable tax forms (including, in respect of any Foreign Lender, a properly completed IRS Form W-8 in accordance with Section 2.20(f) of this Agreement), the Administrative Agent shall promptly (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f) Each Lender may without the consent of the Borrower, the Swingline Lender, any Issuing Bank or the Administrative Agent sell participations to one or more banks or other persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant) and (iv) the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank or person has an interest, extending any date fixed for the payment of interest on the Loans in which such participating bank or person has an interest, increasing or extending the Commitments in which such participating bank or person has an interest or releasing any Guarantor (other than in connection with the sale, transfer or other disposal of such Guarantor in a transaction permitted by Section 6.08) or all or substantially all of the Collateral).

(g) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any person (other than the Borrower) (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Finance Document, except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(h) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(i) Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender to any party (including any Federal Reserve Bank); provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(j) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(k) Neither Parent nor the Borrower shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, each Issuing Bank and each Lender, and any attempted assignment without such consent shall be null and void.

(l) In the event that any Lender shall become a Defaulting Lender or S&P, Moody’s and Thompson’s BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall, after the date that any Lender becomes a Lender, downgrade the long-term certificate deposit ratings of such Lender, and the resulting ratings shall be below BBB-, Baa3 and C (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)) (or, with respect to any Lender that is not rated by any such ratings service or provider, any Issuing Bank or the Swingline Lender shall have reasonably determined that there has occurred a material adverse change in the financial condition of any such Lender, or a material impairment of the ability of any such Lender to perform its obligations hereunder, as compared to such condition or ability as of the date that any such Lender became a Lender) then any Issuing Bank shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Administrative Agent, to replace such Lender with an assignee (in accordance with and subject to the restrictions contained in paragraph (b) above), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in paragraph (b) above) all its interests, rights and obligations in respect of its Revolving Credit Commitment to such assignee; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any Government Authority and (ii) such Issuing Bank or such assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder.

SECTION 9.05. Expenses; Indemnity. (a) The Borrower and Parent agree, jointly and severally, to pay all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Issuing Banks and the Swingline Lender in connection with the syndication of the Facilities and the preparation and administration of this Agreement and the other Finance Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent, the Collateral Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Finance Documents or in connection with the Loans made or Letters of Credit issued hereunder, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent and the Collateral Agent, and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other outside counsel for the Administrative Agent, the Collateral Agent or any Lender.

(b) The Borrower and Parent agree, jointly and severally, to indemnify the Administrative Agent, the Collateral Agent, each Lender, each Issuing Bank and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related out-of-pocket expenses, including reasonable outside counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Finance Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby (including the syndication of the Facilities), (ii) the use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by Parent or any of the Subsidiaries, or any Environmental Liability related in any way to Parent or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or wilful misconduct of, or the material breach of this Agreement by, such Indemnitee or (y) arise out of any claim, litigation, investigation or proceeding brought by such Indemnitee against another Indemnitee (other than any such claim, litigation, investigation or proceeding brought by or against the Administrative Agent, acting in its capacity as Administrative Agent) that does not involve any act or omission of the Borrower or any member of the Group.

(c) To the extent that the Borrower and Parent fail to pay any amount required to be paid by them to the Administrative Agent, the Collateral Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent, such Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Aggregate Revolving Credit Exposure and unused Commitments at the time (in each case, determined as if no Lender were a Defaulting Lender).

(d) To the extent permitted by applicable law, neither Parent nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Finance Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank. All amounts due under this Section 9.05 shall be payable on written demand therefor.

SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Finance Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Finance Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER FINANCE DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT AND ALL CLAIMS AND CONTROVERSIES IN CONNECTION THEREWITH SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank in exercising any power or right hereunder or under any other Finance Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders hereunder and under the other Finance Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Finance Document or consent to any departure by the Borrower or any other Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, Parent and the Majority Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or date for the payment of any interest on any Loan or any date for reimbursement of an L/C Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or L/C Disbursement, without the prior written consent of each Lender directly adversely affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.01 or 2.17, the provisions of Section 9.04(k) or the provisions of this Section or release any Guarantor (other than in connection with the sale, transfer or other disposal of such Guarantor in a transaction permitted by Section 6.08) or all or substantially all of the Collateral, without the prior written consent of each Lender, (iv) change the provisions of any Finance Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class, (v) modify the protections afforded to an SPC pursuant to the provisions of Section 9.04(j) without the written consent of such SPC or (vi) reduce the percentage contained in the definition of the term “Majority Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Majority Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Majority Lenders on substantially the same basis as the Revolving Credit Commitments on the date hereof); provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, any Issuing Bank or the Swingline Lender hereunder or under any other Finance Document without the prior written consent of the Administrative Agent, the Collateral Agent, such Issuing Bank or the Swingline Lender, as the case may be and (B) Loan Modification Offers may be made as set forth in Section 9.18.

SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.10. Entire Agreement. This Agreement, the Fee Letter and the other Finance Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Finance Documents. Nothing in this Agreement or in the other Finance Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder (including any Affiliate of an Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Finance Documents.

SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER FINANCE DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Finance Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13. [Reserved].

SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15. Jurisdiction; Consent to Service of Process. (a) Each of Parent and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Finance Documents against Parent, the Borrower or their respective properties in the courts of any jurisdiction.

(b) Each of Parent and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01; provided that that Parent hereby appoints the Borrower as its agent for service of process. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.16. Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, trustees, employees and agents, including accountants, legal counsel, numbering, administration and settlement service providers and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that, unless specifically prohibited by applicable law, regulation or court order, the disclosing party shall (to the extent reasonably practicable) notify the Borrower of any request by any Government Authority or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such Government Authority) for disclosure of any Information prior to disclosure of such Information, (d) in connection with the exercise of any remedies hereunder or under the other Finance Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Finance Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations, (f) with the consent of the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16. For the purposes of this Section and Section 9.01, “Information” shall mean all information received from the Borrower or Parent and related to the Borrower or Parent or their business, other than any such information that was available to the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to its disclosure by the Borrower or Parent; provided that, in the case of Information received from the Borrower or Parent after the Second Restatement Effective Date, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord its own confidential information.

SECTION 9.17. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Parent and the Borrower, which information includes the name and address of Parent and the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Parent and the Borrower in accordance with the USA PATRIOT Act.

SECTION 9.18. Loan Modification Offers. (a) The Borrower may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes (each Class subject to such a Loan Modification Offer, an “Affected Class”) to make one or more Permitted Amendments (as defined in clause (c) below) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days nor more than 30 Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent). Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Class as to which such Lender’s acceptance has been made.

(b) The Borrower, Parent, each Obligor (for purposes of reaffirming security interests and guarantee obligations) and each Accepting Lender shall execute and deliver to the Administrative Agent a Loan Modification Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the applicable Loans and Commitments of the Accepting Lenders of the Affected Class, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new “Class” of loans and/or commitments hereunder. Notwithstanding the foregoing, no Permitted Amendment shall become effective under this Section 9.18 unless the Administrative Agent, to the extent reasonably requested by the Administrative Agent, shall have received legal opinions, board resolutions, officer’s and secretary’s certificates and other documentation consistent with those delivered on the Original Closing Date under Section 4.02 of the Original Credit Agreement.

(c) “Permitted Amendments” means any or all of the following: (i) an extension of the final maturity date applicable to the applicable Loans and/or Commitments of the Accepting Lenders, (ii) a change in the Applicable Percentage and/or Fees payable with respect to the applicable Loans and Commitments of the Accepting Lenders, (iii) the inclusion of additional fees to be payable to the Accepting Lenders and (iv) such amendments to this Agreement and the other Finance Documents as shall be appropriate, in the judgment of the Administrative Agent, to provide the rights and benefits of this Agreement and the other Finance Documents to each new “Class” of loans and/or commitments resulting therefrom; provided that (A) the allocation of the participation exposure with respect to any then-existing or subsequently issued or made Letter of Credit or Swingline Loan as between the commitments of such new “Class” and the remaining Commitments of the related Affected Class shall be made on a ratable basis as between the commitments of such new “Class” and the remaining Commitments of the related Affected Class and (B) the expiration date with respect to Existing Letters of Credit and the expiration date applicable to the Letters of Credit issued by any Issuing Bank or the Swingline Loans made by the Swingline Lender may not be extended without the prior written consent of such Issuing Bank or the Swingline Lender, as applicable, and (v) such other amendments to this Agreement and the other Finance Documents as shall be necessary or appropriate, in the judgment of the Administrative Agent or as otherwise may be agreed upon by the parties to such Permitted Amendment, to obtain or give effect to the foregoing Permitted Amendments (it being agreed that the Administrative Agent shall be entitled to receive customary agency fees for acting in such capacity for any period after the Latest Revolving Credit Maturity Date in effect immediately prior to the effectiveness of any such Permitted Amendment (with the Borrower and the Administrative Agent agreeing to negotiate in good faith the amount of such fees) and that no such Permitted Amendment may affect the rights or duties of, or any fees or other amounts payable, to the Administrative Agent without the prior written consent thereto of the Administrative Agent).

SECTION 9.19. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures in the relevant jurisdiction, the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each party in respect of any sum due to any other party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Obligors contained in this Section 9.19 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.